Exhibit 10.1
AMENDED AND RESTATED MANAGEMENT AGREEMENT
AMONG
THE INN OF THE MOUNTAIN GODS RESORT AND CASINO, CASINO APACHE
TRAVEL CENTER, SKI APACHE AND WG-IMG, LLC
DATED AS OF JANUARY 6, 2010

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AMENDED AND RESTATED MANAGEMENT AGREEMENT
     This AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of January 6, 2010 (the “Execution Date”), by and among INN OF THE MOUNTAIN GODS RESORT AND CASINO (the “Enterprise”), a tribal enterprise wholly owned by the MESCALERO APACHE TRIBE, a federally recognized Indian tribe (the “Tribe”), CASINO APACHE TRAVEL CENTER, a tribally-chartered subsidiary of the Enterprise (the “Travel Center Entity”), SKI APACHE, a tribally-chartered subsidiary of the Enterprise (the “Ski Apache Entity”), and WG-IMG, LLC, a Nevada limited liability company (the “Manager”). Each of the foregoing described parties is sometimes referred to herein singly as a “Party” and collectively as the “Parties.”
1. Recitals.
     1.1 The Tribe is a federally recognized Indian tribe eligible for the special programs and services provided by the United States to Indians because of their status as Indians and is recognized as possessing powers of self-government.
     1.2 The Tribe possesses sovereign governmental powers pursuant to the Tribe’s powers of self-government over certain land owned by the United States of America in trust for the Tribe. Such land, as well as any other land or territory over which the Tribe’s sovereign jurisdiction may extend at any time, is referred to herein as the “Reservation”.
     1.3 In compliance with the Indian Gaming Regulatory Act of 1988, P.L. 100-497, 25 U.S.C. § 2701 et seq., as it may from time to time be amended (“IGRA”), the Tribal Council has enacted the Gaming Ordinance, which regulates the operation of Gaming within the Reservation. The Gaming Ordinance creates the “Mescalero Apache Tribal Gaming Commission” (the “Tribal Gaming Commission”) and authorizes Class III gaming within the Reservation subject to the provisions of the Gaming Ordinance and the Compact.
     1.4 The Enterprise, the Travel Center Entity and the Ski Apache Entity (collectively, the “Operating Companies” and, together with the Tribe, the “Tribal Parties”) own and operate the Inn of the Mountain Gods Resort & Casino, a mixed-use hotel, casino and resort complex located at 287 Carrizo Canyon Road, Mescalero, New Mexico 88340 (which is situated within the Southwest 1/4 of Section Four (4), Township Twelve (12) South, Range Thirteen (13) East, New Mexico Principal Meridian), including, without limitation, hunting and golf activities operated in connection therewith (the “Resort”), the Casino Apache Travel Center located at 25845 US Highway 70, Mescalero, New Mexico 88340 (which is situated within the Northeast 1/4 and Southeast 1/4 of Section Three (3), Township Twelve (12) South, Range Thirteen (13) East, New Mexico Principal Meridian) (the “Travel Center”), and Ski Apache, a ski and snowboard resort located in or near Mescalero, New Mexico (“Ski Apache”). The Tribe has granted exclusive authority to the Operating Companies to conduct operations at the Resort, the Travel Center and Ski Apache (the business and assets of each of the Resort, Travel Center and Ski Apache are referred to as a “Business” and collectively the “Businesses.”) The Resort and the Travel Center are situated entirely within the Mescalero Apache Indian Reservation, the final boundaries of which were created by an Executive Order dated March 23, 1883. The Resort and the Travel Center are located on sites that qualify as “Indian lands,” as such term is defined in 25 U.S.C. § 2703(4).
     1.5 The Operating Companies operate the Businesses to improve the economic conditions of members of the Tribe, to enable the Tribe to serve the social, economic, educational and health needs of the Tribe, to increase Tribe revenues and to enhance the Tribe’s economic self-sufficiency and self-determination.
     1.6 The Operating Companies are seeking technical experience and expertise for the operation of gaming and non-gaming operations at the Businesses and instruction for members of the Tribe in the operation of the Businesses. The Manager is willing and able to provide such experience, expertise and instruction.
     1.7 The Operating Companies want to grant the Manager the exclusive right and obligation to manage, operate and maintain the Businesses, and to train members of the Tribe and others in the operation and maintenance of the Businesses during the term of this Agreement and conforming with the provisions of this Agreement. The Manager desires to perform these functions.
     1.8 In connection with all of the foregoing, the Parties entered into that certain Management Agreement dated as of June 18, 2009 (the “Original Agreement“), which was submitted on June 22, 2009 to the National Indian Gaming Commission (the “NIGC“) for approval by the Chairman of the NIGC. The Parties wish to amend and restate the Original Agreement as provided herein, and re-submit this Agreement to the NIGC for approval by the Chairman of the NIGC.
2. Definitions. As they are used in this Agreement, the terms listed below shall have the meaning assigned to them in this Section:
     2.1 Affiliate. “Affiliate” means as to any Party, any Indian tribe, corporation, partnership, limited liability company, joint venture, trust, department, agency, subdivision or instrumentality or individual controlled by, under common control with, or which controls, directly or indirectly such Party.
     2.2 Agreement. “Agreement” has the meaning set forth in the first paragraph hereof.
     2.3 Bank Accounts. “Bank Accounts” shall mean those accounts described in Section 4.15.1.
     2.4 Base Monthly EBITDA. “Base Monthly EBITDA” shall mean $2,716,120.25.
     2.5 BIA. “BIA” shall mean the Bureau of Indian Affairs under the Department of the Interior of the United States of America.
     2.6 Business. “Business” or “Businesses” has the meaning set forth in Section 1.4.
     2.7 Business Employee. “Business Employee” shall mean any employee who is assigned to work at any of the Businesses.

     2.8 Business Employee Policies. “Business Employee Policies” shall have the meaning set forth in Section 4.6.2.
     2.9 Capital Budget. “Capital Budget” has the meaning set forth in Section 4.9 hereof.
     2.10 Capital Replacement(s). “Capital Replacement(s)” shall mean any alteration or rebuilding or renovation of the Businesses, and any replacement of Furnishings and Equipment, the cost of which is capitalized and depreciated, rather than being expensed, applying GAAP.
     2.11 Capital Replacement Reserve. “Capital Replacement Reserve” has the meaning set forth in Section 4.11.
     2.12 Chief Operating Officer. “Chief Operating Officer” shall mean the person employed by the Operating Companies to direct the day-to-day operations of the Businesses.
     2.13 Class II Gaming. “Class II Gaming” shall mean class II gaming as defined in IGRA.
     2.14 Class III Gaming. “Class III Gaming” shall mean class III gaming as defined in IGRA.
     2.15 Compact. “Compact” shall mean the Tribal-State Class III Gaming Compact between the Tribe and the State of New Mexico executed by the Governor of the State of New Mexico on June 1, 2004, the approval of which was published in the Federal Register on August 5, 2004, pursuant to IGRA, and any amendments thereto from time to time the approval of which is published in the Federal Register.
     2.16 Confidential Information. “Confidential Information” shall mean the information described in Section 7.4.1.
     2.17 Department. Those general divisional categories shown in the Operating Budget and Annual Plan (e.g. rooms department or food department), but shall not mean or refer to the subcategories (e.g. linen replacement and uniforms) appearing in each such divisional category.
     2.18 Depository Account. “Depository Account” shall mean a bank account described in Section 4.15.2.
     2.19 Depreciation, Depletion and Amortization Expense. “Depreciation, Depletion and Amortization Expense” means, for any period, the total amount of depreciation, depletion and amortization expense (exclusive of the amortization of the principal amount of any indebtedness) and other similar non-cash operating charges for such period.
     2.20 Disbursement Account. “Disbursement Account” shall mean the bank account described in Section 4.15.3.
     2.21 EBITDA. “EBITDA” shall mean, with respect to any period, Net Revenues plus the sum of (i) the aggregate amount of Interest Expense for such period, (ii) the aggregate amount of income taxes for such period, (iii) the aggregate amount of all taxes, fees, assessments, or other charges of any nature whatsoever on the Businesses or on the revenues therefrom imposed by the Tribe, or by any agent, agency, affiliate or representative of the Tribe (including, without limitation, payments pursuant to any lease), other than (a) fees imposed on the Tribe by the NIGC under IGRA which directly relate to the business of the Operating Companies, (b) payments expressly and specifically provided for under this Agreement (e.g. tribal regulatory costs as described in Section 4.6.5) and (c) Existing Taxes, for such period, (iv) Depreciation, Depletion and Amortization Expense for such period), (v) all amounts (to the extent not already included in (iv) above) attributable to other (a) non-cash operating charges and (b) non-cash non-operating charges for such period, and (vi) all extraordinary charges for such period minus, without duplication, all extraordinary gains for such period.
     2.22 Effective Date. “Effective Date” shall mean the date on which the last of the following listed conditions is satisfied:
(i)	written confirmation that the Tribe, and the State (to the extent required by the Compact or other applicable state law), have approved background investigations of Manager; and

(ii)	written approval of this Agreement and any documents collateral hereto identified by the NIGC as requiring its approval, is granted by the Chairman of the NIGC.
     2.23 Emergency Condition. “Emergency Condition” has the meaning set forth in Section 4.10.
     2.24 Enterprise. “Enterprise” has the meaning set forth in the first paragraph of this Agreement.
     2.25 Execution Date. “Execution Date” has the meaning set forth in the first paragraph of this Agreement.
     2.26 Existing Taxes. “Existing Taxes” shall mean the gross receipts tax, gasoline tax and school assessment, all as assessed by the Tribe at the rates of assessment therefor as of the Execution Date, which rates are (i) with respect to the gross receipts tax, 10.75% for room rental or lodging receipts, 6.75% for retail food and beverage receipts and 6.5% for all other receipts on the sale of goods and services; (ii) with respect to the gasoline tax, seventeen cents ($0.17) per gallon, and (iii) with respect to the school assessment, $200,000 per month in the aggregate for all Operating Companies, less all other taxes paid or remitted by the Operating Companies to the Tribe during such month.
     2.27 Facilities. “Facilities” shall mean the buildings, improvements, and fixtures, now or hereafter in which the Businesses are located.
     2.28 Fiscal Quarter. “Fiscal Quarter” shall mean each of the following periods: (i) the calendar months of May, June and July; (ii) the calendar months of August, September and October; (iii) the calendar months of November, December, and January; and (iv) the calendar months of February, March and April.

     2.29 Fiscal Year. “Fiscal Year” shall mean the period commencing on May 1 of each year and ending on April 30 of the following year.
     2.30 Furnishings and Equipment. “Furnishings and Equipment” shall mean all furniture, furnishings and equipment owned by the Operating Companies and required for the operation of the Businesses in accordance with the standards set forth in this Agreement, including, without limitation:
(i)	cashier, money sorting and money counting equipment, surveillance and communication equipment, and security equipment;

(ii)	Gaming Equipment;

(iii)	office furnishings and equipment;

(iv)	specialized equipment necessary for the operation of any portion of the Businesses for accessory purposes, including equipment for kitchens, laundries, dry cleaning, cocktail lounges, restaurants, public rooms, commercial and parking spaces, and recreational facilities;

(v)	all other furnishings, equipment, and other personal property used in the operation of the Businesses; and

(vi)	all other furnishings and equipment hereafter located and installed in or about the Businesses which are used in the operation of the Businesses in accordance with the standards set forth in this Agreement.
     2.31 GAAP. “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case which are in effect from time to time.
     2.32 Gaming. “Gaming” shall mean Class II Gaming and Class III Gaming.
     2.33 Gaming Equipment. “Gaming Equipment” shall mean equipment permitted under the IGRA for Gaming, including without limitation slot machines, video games of chance, table games, keno equipment and other Class II and Class III Gaming equipment.
     2.34 Gaming Operations. “Gaming Operations” shall mean any and all Gaming operated by Manager in accordance with the terms of this Agreement within the Businesses.
     2.35 Gaming Ordinance. The “Gaming Ordinance” means the Mescalero Apache Tribe Gaming Ordinance approved by the Chairman of the NIGC pursuant to the IGRA on September 4, 2001, and any amendments thereto that are approved by the NIGC from time to time.

     2.36 Governmental Action. “Governmental Action” shall mean any resolution, ordinance, statute, regulation, order or decision having the force of law or legal authorization of the Tribe, the Tribal Council or any instrumentality or agency of the Tribe.
     2.37 Gross Gaming Revenue (Win). “Gross Gaming Revenue (Win)” shall mean the net win from gaming activities which is the difference between gaming wins and losses before deducting costs and expenses (including, without limitation, any deduction for Promotional Allowances), determined in accordance with GAAP consistently applied.
     2.38 Gross Revenues. “Gross Revenues” shall mean all revenues of any nature derived directly or indirectly from the Businesses including, without limitation, Gross Gaming Revenue (Win), hotel, retail, food and beverage sales and other rental or other receipts from lessees, sublessees, licensees and concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires), and before any deduction is made for Promotional Allowances, but excluding any taxes the Tribe is allowed to assess pursuant to Section 8.2, all as determined in accordance with GAAP consistently applied.
     2.39 House Bank. “House Bank” shall mean the amount of cash, chips, and tokens that Manager from time to time determines necessary to have at the Businesses daily to meet its cash needs.
     2.40 IGRA. “IGRA” has the meaning set forth in Section 1.3.
     2.41 Insider. “Insider” shall mean (i) with respect to any person, (a) a relative of such person or of a general partner of such person, (b) a partnership in which such person is a general partner, (c) a general partner of such person and (d) a corporation of which such person is a director or officer or person in control and (ii) with respect to any entity, (a) any director or officer of such entity, (b) any partnership in which such entity is a general partner, (c) any general partner in or of such entity and (d) any relative of any general partner in, general partner of, such entity or any relative of any such director, officer or person in control of such entity.
     2.42 Interest Expense. “Interest Expense” means, for any period, without duplication, the total consolidated interest expense including (i) interest expense attributable to capital leases, (ii) amortization of indebtedness discount and indebtedness issuance costs (including any original issue discount attributable to any issuance of equity securities and indebtedness securities, (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net cash costs under interest rate protection agreements (including amortization of fees), and (viii) interest actually paid under any guarantee of indebtedness or other obligations of any other person.
     2.43 Internal Control System. “Internal Control System” has the meaning set forth in Section 4.14.
     2.44 Internal Revenue Code. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

     2.45 Key Business Employees. “Key Business Employees” shall mean, with respect to the Businesses, the Chief Operating Officer, chief financial officer, director of marketing, director of human resources, and director of gaming, or persons performing similar functions.
     2.46 Legal Requirements. “Legal Requirements” shall mean any and all present and future judicial, administrative, and tribal rulings or decisions, and any and all present and future federal, state, local, and tribal laws, ordinances, rules, regulations, permits, licenses and certificates applicable to the Tribe, Manager, Reservation, and the Businesses, including without limitation and to the extent applicable, State law, IGRA and its implementing regulations, the Compact and the Gaming Ordinance.
     2.47 Management Board. “Management Board” shall mean the management board of the Enterprise, as such board has been established by the Tribe pursuant to the Management Board By-laws.
     2.48 Management Board By-Laws. “Management Board By-Laws” shall mean the By-laws of the Management Board adopted March 25, 2004.
     2.49 Management Fee. “Management Fee” shall mean the amounts payable to the Manager pursuant to Section 6.1.
     2.50 Manager. “Manager” has the meaning set forth in the first paragraph of this Agreement.
     2.51 Manager Confidential Information. “Manager Confidential Information” has the meaning set forth in Section 7.4.1.
     2.52 Managing Officer. The “Managing Officer” shall be designated by Manager by notice given to the Tribe in accordance with Section 19.1 of this Agreement. The Managing Officer shall serve as a liaison between the Manager and the Tribe. There shall be a Managing Officer during the entire term of this Agreement.
     2.53 Marks. “Marks” has the meaning set forth in Section 7.2
     2.54 Member of the Tribal Government. “Member of the Tribal Government” shall mean a member of the Tribal Council or the Tribal Gaming Commission.
     2.55 Minimum Balance. “Minimum Balance” shall mean the amount described in Section 4.15.1.
     2.56 Minimum Guaranteed Monthly Payment. “Minimum Guaranteed Monthly Payment” shall mean the minimum payment due to the Tribe in accordance with 25 U.S.C. §2711(b)(3) in an amount equal to $25,000 per month.
     2.57 Minimum Monthly Management Fee. “Minimum Monthly Management Fee” has the meaning set forth in Section 6.1.

     2.58 Net Revenues. “Net Revenues” shall mean the sum of “Net Revenues (gaming)” and “Net Revenues (other).”
     2.59 Net Revenues (gaming). “Net Revenues (gaming)” shall mean Gross Gaming Revenue (Win) from Gaming Operations less all Gaming related Operating Expenses, excluding the Management Fee, and less the retail value of any Promotional Allowances. Notwithstanding the foregoing, the following shall be excluded from “Net Revenues (gaming)”:
(i)	any gratuities or service charges added to a customer’s bill;

(ii)	any credits or refunds made to customers, guests or patrons;

(iii)	any sums and credits received by the Operating Companies for lost or damaged merchandise;

(iv)	any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges received from patrons and passed on to the Tribe or any other governmental or quasi governmental entity;

(v)	any proceeds from the sale or other disposition of furnishings and equipment or other capital assets;

(vi)	any fire and extended coverage insurance proceeds other than for business interruption;

(vii)	any condemnation awards other than for temporary condemnation; and

(viii)	any interest on bank account(s).
It is intended that this provision be interpreted to be consistent with 25 U.S.C. § 2703(9).
     2.60 Net Revenues (other). “Net Revenues (other)” shall mean all Gross Revenues from Non-Gaming Operations not included in “Net Revenues (gaming)”. “Net Revenues (other)” includes room revenues from operation of a hotel, food and beverage, entertainment, and retail, less all Non-Gaming related Operating Expenses, excluding the Management Fee, and less the retail value of Promotional Allowances. Notwithstanding the foregoing, the following shall be excluded from “Net Revenues (other)”:
(i)	any gratuities or service charges added to a customer’s bill;

(ii)	any credits or refunds made to customers, guests or patrons;

(iii)	any sums and credits received by the Operating Companies for lost or damaged merchandise;

(iv)	any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges received from patrons and passed on to the Tribe or any other governmental or quasi governmental entity;

(v)	any proceeds from the sale or other disposition of furnishings and equipment or other capital assets;

(vi)	any fire and extended coverage insurance proceeds other than for business interruption;

(vii)	any condemnation awards other than for temporary condemnation;

(viii)	any interest on bank account(s); and

(ix)	all revenues derived from Ski Apache Operations.
It is intended that this provision be interpreted to be consistent with 25 U.S.C. § 2703(9).
     2.61 NIGC. “NIGC” has the meaning set forth in Section 1.8.
     2.62 Non-Gaming Operations. “Non-Gaming Operations” shall mean the operation of the Businesses and any lawful commercial activity allowed in the Facilities other than Gaming Operations including, but not limited to, hotel operations, restaurants, Travel Center operations, Ski Apache operations, conventions, business meetings, Automatic Teller Machines (“ATM”), and the sale of gifts and souvenirs. The Non-Gaming Operations shall not include any commercial business conducted by the Tribe or any commercial business not located within the Facilities.
     2.63 Operating Budget and Annual Plan. “Operating Budget and Annual Plan” shall mean the operating budget and plan described in Section 4.8.
     2.64 Operating Companies “Operating Companies” has the meaning set forth in Section 1.4.
     2.65 Operating Expenses. “Operating Expenses” shall mean all expenses of the operation of the Operating Companies (but, notwithstanding any other term or provision of this Agreement to the contrary, excluding all expenses of Ski Apache Operations) pursuant to GAAP, including but not limited to the following:
(i)	the payment of salaries, wages, and benefit programs for Business Employees;

(ii)	Operating Supplies for the Businesses;

(iii)	utilities;

(iv)	repairs and maintenance of the Facilities (excluding Capital Replacements);

(v)	interest accruing under any indebtedness of the Operating Companies;

(vi)	interest on installment contract purchases or other interest charges on debt of the Operating Companies approved by the Management Board;

(vii)	insurance and bonding;

(viii)	advertising and marketing, including busing and transportation of patrons to the Facilities;

(ix)	accounting, legal and other professional fees, including those of the Tribe directly related to Gaming Operations;

(x)	security and surveillance costs;

(xi)	reasonable travel expenses for Business Employees directly related to the operation of the Businesses and subject to the approved Annual Budget and Operating Plan;

(xii)	operating lease payments for Furnishings and Equipment to the extent approved by the Tribal Council;

(xiii)	trash removal;

(xiv)	costs of goods sold;

(xv)	other expenses designated as Operating Expenses in accordance with the accounting standards as referred to in Section 4.17.3;

(xvi)	expenses specifically designated as Operating Expenses in this Agreement;

(xvii)	depreciation and amortization of the Facilities based on schedules used by the Operating Companies as of the Execution Date, and depreciation and amortization of all other assets, each in accordance with GAAP;

(xviii)	recruiting and training expenses;

(xix)	any required fees due to state or federal agencies pursuant to applicable state and federal law;

(xx)	any required payments to the State or local governments made by or on behalf of the Businesses or the Tribe pursuant to the Compact or any other governmental agreement;

(xxi)	any services payments or community benefit payments to be made for city services such as for fire, police and other services;

(xxii)	any budgeted charitable contributions by the Businesses;

(xxiii)	charges, assessments, fines or fees imposed by governmental entities of the Tribe which are reasonably related to the cost of Tribal governmental regulation of public health, safety or welfare, or the integrity of Tribal gaming operations; and

(xxiv)	reasonable expense reserves.
     2.66 Operating Supplies. “Operating Supplies” shall mean food and beverages (alcoholic and nonalcoholic) and other consumable items used in the operation of the Businesses, such as playing cards, tokens, chips, plaques, dice, fuel, soap, cleaning materials, matches, paper goods, stationery and all other similar items.
     2.67 Party. “Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.
     2.68 Promotional Allowances. “Promotional Allowances” shall mean the retail value of complimentary food, beverages, merchandise, and tokens for gaming, provided to patrons as promotional items.
     2.69 Qualified. “Qualified” shall mean having the ability to provide the same or similar quality goods or services at competitive prices as non-tribal competitors, having demonstrated skills and abilities to perform the tasks to be undertaken in an acceptable manner and able to meet the bonding requirements of Manager applicable to non-tribal competitors.
     2.70 Regulatory Cap. “Regulatory Cap” has the meaning set forth in Section 6.3.
     2.71 Representatives. “Representatives” has the meaning set forth in Section 7.4.2.
     2.72 Reservation. “Reservation” has the meaning set forth in Section 1.2.
     2.73 Resort. “Resort” has the meaning set forth in Section 1.4.
     2.74 Ski Apache. “Ski Apache” has the meaning set forth in Section 1.4.
     2.75 Ski Apache Entity. “Ski Apache Entity” has the meaning set forth in the first paragraph of this Agreement.
     2.76 Ski Apache Operations. “Ski Apache Operations” means all operations of Ski Apache.
     2.77 Soft Count. “Soft Count” shall mean the count of the contents in a drop box (Tables) or the bill validator acceptor (Gaming machine).
     2.78 State. “State” shall mean the state of New Mexico.
     2.79 Suspension of Gaming Operations. “Suspension of Gaming Operations” shall mean an occurrence pursuant to which the conduct of all Gaming Operations at the Businesses has been rendered illegal, impossible or impracticable by virtue of a change in Legal Requirements or by virtue of condemnation or casualty with respect to the Businesses.
     2.80 Term. “Term” has the meaning set forth in Section 3.2.
     2.81 Traditional Bingo. “Traditional Bingo” shall mean bingo that is conducted (i) without the use of a slot machine or similar device commonly known as a “Class II slot machine”, (ii) at a location separate and apart from the Businesses, and (iii) such that with respect to each game, the numbers drawn are the same for all players at the site of the game (as opposed to players at the site contemporaneously playing different games using different number generators).
     2.82 Travel Center. “Travel Center” has the meaning set forth in Section 1.4.
     2.83 Travel Center Entity. “Travel Center Entity” has the meaning set forth in the first paragraph of this Agreement.
     2.84 Tribe. “Tribe” has the meaning set forth in the first paragraph of this Agreement.
     2.85 Tribal Confidential Information. “Tribal Confidential Information has the meaning provided in Section 7.4.1.
     2.86 Tribal Council. “Tribal Council” shall mean the Mescalero Apache Tribal Council which is recognized by the United States Department of the Interior as the governing body of the Tribe.
     2.87 Tribal Gaming Commission. “Tribal Gaming Commission” has the meaning set forth in Section 1.3.
     2.88 Tribal Indebtedness. “Tribal Indebtedness” means, as of any given time, any and all indebtedness for borrowed money then outstanding under which any Tribal Party is a borrower or obligor, but excluding, for the avoidance of doubt, trade payables of the Businesses and any amounts owing to the Manager hereunder.
     2.89 Tribal Parties. “Tribal Parties” is defined in Section 1.4.
     2.90 Tribal Priority Distribution. “Tribal Priority Distribution” shall mean a distribution payable to the Tribe in an amount equal to $641,667 per month.
     2.91 Warner. “Warner” means William W. Warner.
     2.92 Warner Parties. “Warner Parties” means the Manager and Warner collectively.
3. Engagement; Term; Other Agreements. In consideration of the mutual covenants contained in this Agreement, the Parties agree as follows:

     3.1 Engagement of Manager. The Operating Companies hereby retain and engage Manager as the exclusive manager of each of the Businesses pursuant to the terms and conditions of this Agreement, and Manager hereby accepts such retention and engagement.
     3.2 Term. The Term of this Agreement shall begin on the Effective Date and continue for a period of five (5) years after the Effective Date, unless this Agreement is otherwise terminated prior to such time pursuant to the terms hereof (the “Term”).
     3.3 Status of Reservation and Businesses; Exclusive Rights. The Tribal Parties covenant that, during the Term, the Manager shall have complete peaceable access to and presence in the Businesses in accordance with the terms of this Agreement, free from molestation, eviction and disturbance by the Tribe or by any other person or entity; provided, however, that such right of access to and presence in the Businesses shall cease upon the termination of this Agreement for any reason, except to the extent necessary for Manager to perform its obligations pursuant to Article 11. The Operating Companies represent and warrant to the Manager that as of the Execution Date, Gaming is not conducted anywhere on the Reservation other than at the Resort and the Travel Center. The Tribal Parties agree that, during the Term: (a) the Manager will have the exclusive right to develop Gaming (other than Traditional Bingo) and facilities housing such operations to the extent any such gaming operations and facilities are developed beyond the scope in effect as of the Execution Date and (b) the Manager will have the exclusive right to operate Gaming (other than Traditional Bingo) on the Reservation. The Manager agrees that it will not have the right to develop or operate Traditional Bingo and agrees that Traditional Bingo may be conducted on the Reservation outside of the scope of this Agreement.
     3.4 Management Board. With respect to any matter requiring the approval or consent of the Management Board pursuant to this Agreement: (i) the Manager will receive advance notification of any meeting of the Management Board at which the Management Board will deliberate on such matter, and will be given the reasonable opportunity to be present at such meeting and heard with respect to such matter, subject to the right of the Management Board to deliberate in executive session without the presence of the Manager or its designated representative after the Manager has been given a reasonable opportunity to be heard with respect to such matter, and (ii) the Management Board will not unreasonably withhold, delay or condition any such consent or approval. The Enterprise represents and warrants to the Manager that the Management Board is vested with the authority to manage the affairs of all of the Operating Companies, and that the Management Board By-Laws have not been amended or modified from their form as adopted on March 25, 2004, a true and correct copy of which has been provided to the Manager, and further covenants: (a) to provide to Manager true and correct copies of any amendments or modifications to the Management Board By-Laws, (b) to consult with the Manager in advance of adopting any amendments or modifications to the Management Board By-Laws that could reasonably be expected to materially impact the approval or consent process of any matters relating to this Agreement, (c) during the Term, the Management Board will remain in existence and active with respect to the consideration, review and approval of matters relating to this Agreement, and (d) to provide the Manager with true and correct copies of all minutes of Management Board meetings at which matters pertaining to this Agreement are deliberated or discussed; provided, however, that the content of any discussions held in executive session may be redacted from copies of such minutes.

     3.5 Compliance with Law; Licenses. Each Party covenants that it will at all times comply with all Legal Requirements in connection with the performance of its duties under this Agreement. Without limitation of the foregoing, the Parties agree that all Gaming Operations will be conducted in accordance with IGRA and the Gaming Ordinance. The Tribe shall not unreasonably withhold, delay, withdraw, qualify or condition such licenses as the Tribe is authorized to grant.
     3.6 Gaming Ordinance. The Tribe covenants that, except as required by applicable federal or state law or regulation: (i) any amendments made to the Gaming Ordinance and the regulations promulgated thereunder will be a legitimate effort to ensure that Gaming is conducted in a manner that adequately protects the environment, public health and safety, and the integrity of the Businesses; (ii) it will not amend the Gaming Ordinance, the regulations promulgated thereunder or any other ordinances or resolutions (nor adopt new ordinances, regulations or resolutions) in a manner that would materially and adversely impair Manager’s rights under this Agreement; and (iii) Manager will be given a reasonable opportunity to comment on the Gaming Ordinance and any proposed amendments to the Gaming Ordinance, the regulations promulgated under it, and any changes to any system for internal controls prior to their enactment.
     3.7 Fire and Safety. Manager shall maintain the Facilities in compliance with all Legal Requirements related to fire and safety. Nothing in this Section shall grant any jurisdiction to the State or any political subdivision thereof over the Businesses or the Facilities, except as otherwise provided or required by applicable law. The Tribe shall be responsible for arranging fire protection, emergency ambulance and medical services, and police services for the Facilities. The costs incurred in good faith of such increased public safety services attributable to the Facilities shall be an Operating Expense.
     3.8 Compliance with the Environmental Laws. The Operating Companies shall comply with applicable environmental Legal Requirements to the extent applicable, with the assistance of Manager as reasonably requested by the Operating Companies.
     3.9 Nonrecruitment and Noncompete Covenants.
     3.9.1 Nonrecruitment of Employees. The Tribal Parties, on the one hand, and the Warner Parties, on the other hand, hereby agree that, during the Term and for a period of one year after the expiration of or any termination of this Agreement, they and their respective Affiliates shall not directly or indirectly employ, cause to be employed, solicit or recruit for engagement or employment, or encourage to leave employment with the other, any employee of the other or any of their Affiliates; provided that the foregoing shall not be deemed to prohibit general advertisement or solicitations that are not directed to such employees, nor shall anything in the foregoing apply to any employee of the Tribal Parties, who, within twelve (12) months prior to the commencement of employment with a Tribal Party, were employed by the Manager or any of its Affiliates.
     3.9.2 Noncompetition. The Warner Parties hereby agree that, during the Term and for a period of one year after the expiration of or any termination of this Agreement, neither the Manager, Warner nor any of their respective Affiliates shall conduct any

Business Activity (as defined below) within the Restricted Area (as defined below). “Business Activity” shall mean: (i) the provision of any consulting service to any gaming or hospitality enterprise, business or venture, including but not limited to any hotel, casino, racetrack, off-track betting parlor or similar enterprise; (ii) the ownership, operation or management of any gaming or hospitality enterprise, business or venture, including, but not limited to, any hotel, casino, racetrack, off-track betting parlor or similar enterprise; (iii) entering into a partnership, joint venture, or similar arrangement, the purpose of which is the ownership, operation or management of any gaming or hospitality enterprise, business or venture, including, but not limited to, any hotel, casino, racetrack, off-track betting parlor or similar enterprise; or (iv) the acquisition of an ownership interest in any entity that operates any gaming or hospitality enterprise, business or venture, including, but not limited to, any hotel, casino, racetrack, off-track betting parlor or similar enterprise, or which provides management or consulting services to the same. “Restricted Area” shall mean: Otero County, New Mexico, and each county in New Mexico and Texas that is contiguous to Otero County, New Mexico.
     3.9.3 Enforceability. Each of the Tribal Parties, on the on hand, and the Warner Parties, on the other hand, acknowledges and agrees that the obligations set forth in Sections 3.9.1 and 3.9.2 hereof are a direct inducement for the other to enter into this Agreement. Further, the Warner Parties acknowledge that the Operating Companies have a current and future expectation of business within the Restricted Area. Each Tribal Party and each Warner Party acknowledges that the term, geographic area, and scope of the covenants set forth in this Section 3.9 are reasonable, and agrees that it will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of such covenants. Specifically, each Warner Party further acknowledges that complying with the provisions contained in Section 3.9.2 of this Agreement will not prevent it or its Affiliates or its Affiliates’ employees, officers, directors or agents from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Each Tribal Party and Warner Party agrees that the obligations undertaken by such party under Sections 3.9.1 and 3.9.2 hereof are separate and distinct under this Agreement, and the failure or alleged failure of any other Party hereto to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability thereof. Each Tribal Party and each Warner Party agrees that if any portion of Sections 3.9.1 or 3.9.2 hereof is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement thereof to the maximum extent possible under applicable law. Each Tribal Party and each Warner Party acknowledges and agrees that any breach or threatened breach by such party of its obligations under Sections 3.9.1 or 3.9.2 hereof will result in irreparable damage and injury to the other Parties hereto and their Affiliates and that the non-breaching Parties will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach thereof, in any federal or state court of competent jurisdiction in New Mexico without the necessity of posting any bond or security (all of which are waived by the Parties hereto), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.
     3.9.4 Joinder by William W. Warner. By his joining in the execution of this Agreement as provided in the joinder hereto, Warner agrees to all terms and provisions of this Section 3.9 and all subsections hereof, and further agrees to personally perform and be bound by all of the obligations undertaken by Warner and/or the Warner Parties pursuant to this Section 3.9 and all subsections hereof; provided, that nothing in Section 3.9.2 will prohibit Warner from acquiring or holding any publicly held security in a business entity provided that the total holdings “beneficially owned” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) by Warner comprise less than five percent (5%) of all of the issued and outstanding equity in such entity.
     3.10 Covenant of Good Faith and Fair Dealing. Each Party agrees to act in good faith in dealing with one another pursuant to this Agreement. Each Party hereby covenants to the others that it shall not undermine the rights of the other Parties hereto with respect to the Agreement and will cooperate with each other in achieving the goals of this Agreement; provided, however, that nothing in the foregoing will be deemed to limit or otherwise affect the rights of a Party to terminate this Agreement or seek remedies for defaults hereunder, all as provided for in this Agreement.
4. Management and Operation of Businesses.
     4.1 Manager’s Authority and Responsibility. During the Term, Manager shall have the exclusive authority to, and Manager shall, conduct and direct all business and affairs in connection with the day-to-day operation, management and maintenance of the Businesses, except with respect to matters that, pursuant to the express provisions of this Agreement require the approval of the Management Board or the Tribe. Without limitation of the foregoing, the Manager shall establish the operating days and hours for the Businesses; provided that it is the Parties’ intention that Gaming be conducted on days and hours to the maximum extent permitted under the Compact. Manager is hereby granted the necessary power and authority to act in order to fulfill all of its responsibilities under this Agreement. Nothing herein grants or is intended to grant Manager a titled interest to the Businesses. The Tribe shall have the sole proprietary interest in all Gaming, subject to the rights and responsibilities of Manager under this Agreement.
     4.2 Duties of Manager. Manager’s duties shall include, without limitation, the following:
     4.2.1 Physical Duties. Manager shall use reasonable measures for the orderly physical administration, management, and operation of the Facilities, including without limitation cleaning, painting, decorating, plumbing, carpeting, grounds care and such other maintenance and repair work as is reasonably necessary.
     4.2.2 Required Filings. Manager shall comply with all applicable provisions of the Internal Revenue Code including, but not limited to, the prompt filing of any cash transaction reports and W-2G reports that may be required by the Internal Revenue Service of the United States or under the Compact.
     4.2.3 Contracts. Contracts relating to the operations of the Businesses shall be entered into in the name of the appropriate Operating Company and may be executed on behalf of the appropriate Operating Company by either the Chief Operating Officer or the Managing Officer; provided that, except with respect to renewals of pre-existing contracts, any expenditure or contract with a value or potential exposure in excess of $50,000 must be approved in advance by the Management Board. No expenditures, of any amount, for the supply of goods or services to the Businesses shall be entered into with an Affiliate or Insider of the Manager unless such relationship is disclosed to and approved in advance by the Management Board. Nothing contained in this Section 4.2.3 shall be deemed to be or constitute a waiver of the Tribe’s sovereign immunity.
     4.2.4 Operating Standards. Manager shall operate the Businesses in a proper, efficient and competitive manner in accordance with the operating standards which are consistent with “4-star/4- diamond” hospitality standards; provided however, that the Tribal Parties acknowledge that the Manager does not control the hospitality ratings as they are published by various publications, and no level of rating or ratings as they are published by any publication shall constitute a breach of the Manager’s obligations under this Section 4.2.4, so long as the Manager operates the Businesses at a standard no lower than the standards at which they are operated as of the Execution Date.
     4.2.5 Advertising. Manager shall be responsible for placing advertising.
     4.2.6 Payment of Bills and Expenses. Manager shall be responsible for promptly paying bills and expenses as they become due.
     4.3 Security and Surveillance. Manager shall be responsible for providing for appropriate security for the operation of the Businesses (including the hiring and supervision of security personnel), subject to regulatory oversight and access of the Tribal Gaming Commission, and all other Legal Requirements. A surveillance system (including without limitation, closed circuit television) for monitoring the activities of the customers, employees, supervisors and management personnel, as well as tracking the movement of all funds into, within and out of the Businesses and Facilities, shall be maintained by either the Manager or the Tribal Gaming Commission (as the Management Board directs).
     4.4 Damage, Condemnation or Impossibility of the Businesses.
     4.4.1 Change in Legal Requirements. If a Suspension of Gaming Operations occurs by virtue of applicable Legal Requirements, Manager shall, subject to the provisions in Section 4.4.3, continue its interest in this Agreement and shall commence or recommence the operation of Gaming Operations at such time as such commencement or recommencement shall no longer be prohibited by Legal Requirements. If Manager fails to commence or recommence Gaming Operations within a reasonable time after which Gaming Operations are no longer prohibited by Legal Requirements, the Tribe, at its option shall have the right to terminate this Agreement.

     4.4.2 Condemnation or Casualty. If the Businesses (or a material portion thereof) are damaged, destroyed or condemned, the Businesses shall be reconstructed and/or restored if the insurance or condemnation proceeds are sufficient to restore or replace the Businesses to a condition at least comparable to that before the casualty or condemnation occurred. If the insurance proceeds or condemnation awards are not sufficient and are not used to restore the Businesses, the Enterprise and Manager shall jointly adjust and settle any and all claims for such insurance proceeds or condemnation awards, and such proceeds or awards shall be applied: first, to amounts required to be repaid under any indebtedness of the Operating Companies pursuant to the express terms of such indebtedness; second, to any amounts owing to the Manager (including, without limitation, accrued but undistributed Management Fees); and third, the surplus shall be distributed as directed by the Enterprise.
     4.4.3 Manager’s Right to Terminate Upon Suspension of Gaming Operations Due to Applicable Legal Requirements. Manager shall have the option at any time within a sixty (60) day period following the commencement of a Suspension of Gaming Operations due to applicable Legal Requirements to notify the Tribe in writing that it is terminating this Agreement no sooner than one hundred twenty (120) days from the date of notice of its election under this provision, in which case Manager shall retain the rights it may have to undistributed Net Revenues pursuant to Article 6 of this Agreement and rights to repayment of amounts owed to it by the Operating Companies. If Manager does not elect to terminate this Agreement, Manager shall take reasonable action to reduce expenses during such Suspension of Gaming Operations.
     4.5 Alcoholic Beverages and Tobacco Sales. During the Term, alcoholic beverages may be served at the Businesses if permitted pursuant to all Legal Requirements. Tobacco and tobacco products may be sold at the Businesses if permitted pursuant to all Legal Requirements.
     4.6 Employees.
     4.6.1 Manager’s Responsibility for Employees. All Business Employees shall be employees of the Operating Companies and not of the Manager (except with respect to any Business Employees that the Manager agrees will be an employee of the Manager). Notwithstanding the foregoing, during the Term, the Operating Companies delegate to the Manager (which delegation may not be revoked while this Agreement is in force and effect) and agree that the Manager shall have, subject to the terms of this Agreement (including, without limitation, Section 4.6.3), (i) the exclusive responsibility and authority to direct the selection, control, promotion, discipline, and discharge of all Business Employees, and (ii) the exclusive responsibility and control for determining whether a prospective employee is qualified subject to the Indian preference provisions set forth herein, and the appropriate level of compensation to be paid, subject to tribal law; provided, however, that the selection, promotion, and compensation of any Key Business Employee will be subject to the prior approval of the Management Board.
     4.6.2 Business Employee Policies. Manager shall adopt and administer standard personnel policies and procedures (the “Business Employee Policies”), subject to the approval of the Management Board. The Business Employee Policies shall include a job classification system with compensation levels and scales. The Business Employee Policies shall include the grievance procedure set forth on Exhibit “A” attached hereto, provided that nothing herein shall authorize Manager to waive the Tribal Parties’ sovereign immunity from suit in any action brought by an aggrieved employee. Manager may, with advance notice to and approval of the Management Board, modify the Business Employee Policies. All such actions and policies shall comply with Legal Requirements.
     4.6.3 Employment Suitability. No individual whose prior activities, criminal record, if any, or reputation, habits and associations are known to pose a threat to the public interest, the effective regulation of Gaming, or to the gaming licenses of Manager or any of its Affiliates, or to create or enhance the dangers of unsuitable, unfair or illegal practices and methods and activities in the conduct of Gaming, shall knowingly be employed by Manager or the Operating Companies. Without limitation of the foregoing, (i) the Tribal Gaming Commission shall have the exclusive right to determine the licensing suitability of any Business Employee and shall be solely responsible for the licensing of each Business Employee and (ii) no person that has been found unsuitable by the Tribal Gaming Commission or that has not received a license as required by the Tribal Gaming Commission may be a Business Employee The background investigation procedures employed by the Tribal Gaming Commission shall satisfy all regulatory requirements independently applicable to Manager in connection with the Gaming Operation. Any costs associated with obtaining such background investigations shall constitute an Operating Expense. Notwithstanding the foregoing, all background investigations of Manager (including the Manager’s Affiliates) shall not constitute an Operating Expense or an expense of the Enterprise and shall be paid by Manager.
     4.6.4 No Manager Wages or Salaries. Neither Manager nor Manager’s Affiliates nor any of their officers, directors, shareholders, or employees (other than Business Employees) nor any of their respective Insiders shall without Management Board approval receive any payment from any of the Operating Companies, other than the Management Fee or other amounts to be paid to Manager under Section 6.1 and reimbursement of certain expenses as provided in Section 6.2.
     4.6.5 Tribal Regulatory Costs. The tribal regulatory fee for the initial year (or partial year) of the Gaming Operations that is chargeable as an Operating Expense shall not exceed $2,520,000.00 (adjusted on a pro-rata basis for any partial year). After the initial year of this Agreement, the tribal regulatory fee chargeable as an Operating Expense shall be determined in conjunction with the Annual Plan and Operating Budget, but, in any event, it shall be in such amount as is reasonably sufficient to properly monitor, audit and regulate the Gaming Operations pursuant to applicable federal, state and tribal laws and regulations. Subject to the maximum amounts described above, payments of one-fourth (1/4) of the Tribal Gaming Commission’s annual approved budget shall be payable to the Tribe’s bank account specified by the Tribal Council in a notice to Manager pursuant to Section 19.1 on or about January 1st, April 1st, July 1st and October 1st of each calendar year. Such payments shall not be combined with any other payments to the Tribe. Tribal regulatory fees shall be an Operating Expense. Funding in excess of the amounts of this Section 4.6.5 shall be an expense of the Tribe.

     4.6.6 Indian Preference, Recruiting and Training. Notwithstanding any other provision of this Agreement, in order to maximize benefits of the Operating Companies to the Tribe, Manager shall, during the Term, to the extent permitted by applicable law, including but not limited to the Indian Civil Rights Act, 25 U.S.C. §1301 et seq., give preference in recruiting, training and employment to qualified members of the Tribe, their spouses and children and enrolled members of other federally recognized Indian tribes in all job categories of the Operating Companies. In doing so, Manager shall:
(i)	abide by any duly enacted Tribe preference laws;

(ii)	give such preferences in the following order of preference to the extent consistent with law;
(a)	enrolled members of the Tribe;

(b)	spouses, parents or children of members of the Tribe; and

(c)	enrolled members of other federally recognized Indian Tribes;
(iii)	conduct job fairs and skill assessment meetings with members of the Tribe; and

(iv)	in consultation with and subject to approval of the Management Board, develop and conduct a management training program for members of the Tribe or people selected by the Management Board, which shall be structured to provide appropriate training for those participating to assume full managerial control of the Businesses at the conclusion of the Term.
     4.7 Preference in Contracting. In entering into contracts for the supply of goods and services for the Businesses, Manager shall give preference to Qualified members of the Tribe, and Qualified business entities certified by the Tribe as controlled by members of the Tribe and spouses, parents and children of members of the Tribe and businesses controlled by such persons in the following order of preference: (i) Qualified members of the Tribe; (ii) Qualified business entities certified by the Tribe as controlled by members of the Tribe; and (iii) spouses, parents and children of members of the Tribe and businesses controlled by such persons. To the extent commercially practicable, the Manager shall provide written notice to the Management Board in advance of all such contracting, subcontracting and construction opportunities.
     To the extent that any tribal employment ordinance enacted by the Tribe conflicts with or provides for employment standards or requirements different than those set forth above, the terms, employment standards and requirements of the tribal ordinance shall control provided such preference does not have a material adverse effect on this Agreement. The Manager shall notify the Management Board of any contract awarded to any person or entity described in clauses (i), (ii) and (iii) of the first sentence of this Section 4.7.
     4.8 Operating Budget and Annual Plan. Manager shall, in consultation with the Management Board, not less than 45 calendar days prior to the commencement of each full or partial Fiscal Year during the Term, submit to the Management Board, for its approval, a proposed Operating Budget and Annual Plan for the ensuing Fiscal Year. The Management Board shall have the opportunity to make additions to the proposed Operating Budget and Annual Plan. The Operating Budget and Annual Plan shall include a projected income statement, balance sheet, and projection of cash flow for the Operating Companies, separately and on a combined basis, for such Fiscal Year, with detailed justifications explaining the assumptions used therein and included with the Operating Budget and Annual Plan shall be a schedule of repairs and maintenance (other than Capital Replacements) expected during such Fiscal Year, a business and marketing plan for such Fiscal Year, and the Minimum Balance which must remain in the Bank Accounts and the House Bank as of the end of each month during such Fiscal Year to assure sufficient monies for working capital purposes, and other expenditures authorized under the Operating Budget and Annual Plan. The Management Board may, in its sole discretion, engage an independent firm or firms with expertise in gaming operations to consult with concerning the Operating Budget and Annual Plan and the Capital Budget (the “Financial Advisor”). The costs of the Financial Advisor, up to a maximum of Fifty Thousand and No/100 $50,000.00 per year, shall be an Operating Expense.
     The Operating Budget and Annual Plan for the Operating Companies will be comprised of the following (prepared on a combined basis for all Operating Companies and a separate basis for each Operating Company):
     (a) a statement of the estimated income and expenses for the coming Fiscal Year, including estimates as to Gross Revenues and Operating Expenses for such Fiscal Year, such operating budget to reflect the estimated results of the operation during each month of the subject Fiscal Year;
     (b) either as part of the statement of the estimated income and expenses referred to in the preceding clause (a), or separately, budgets (and timetables and requirements of Manager) for:
(i)	repairs and maintenance;

(ii)	Capital Replacements;

(iii)	Furnishings and Equipment;

(iv)	advertising and business promotion programs; and

(v)	the estimated cost of Promotional Allowances;
     (c) a business and marketing plan for the subject Fiscal Year.
     The Management Board’s approval of the Operating Budget and Annual Plan shall proceed with all deliberate speed and shall not be unreasonably withheld or delayed. The Management Board shall meet within ten (10) business days of the delivery of the proposed Operating Budget and Annual Plan. The Management Board shall deliver to the Manager any objection or addition to the proposed Operating Budget and Annual Plan within forty-five (45) calendar days of its delivery to the Management Board. Such objections and additions must contain specific detail as to any line item to which an objection is made and specific detail as to why an addition should be made.
     If the Management Board is unable to resolve the additions, or disputed or objectionable item(s) prior to the commencement of the applicable Fiscal Year, the undisputed portions of the proposed Operating Budget and Annual Plan shall be deemed to be adopted and approved and the corresponding line item(s) contained in the Operating Budget and Annual Plan for the preceding Fiscal Year shall be adjusted as set forth in the following sentence and shall be substituted in lieu of the disputed item(s) in the proposed Operating Budget and Annual Plan. Those line items which are in dispute shall be determined by increasing the preceding Fiscal Year’s actual expense for the corresponding line items by an amount determined by Manager which does not exceed the All Items Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average (1982-1984 = 100) for the Fiscal Year prior to the Fiscal Year with respect to which the adjustment to the line item(s) is being calculated or any successor or replacement index thereto (provided, however, in no event will the foregoing described adjustment result in a budgeted expense for a line item that is lower than the actual expense amount for the preceding Fiscal Year). The resulting Operating Budget and Annual Plan obtained in accordance with the preceding sentence shall be deemed to be the Operating Budget and Annual Plan in effect until such time as the Management Board has resolved the items in dispute.
     The Manager may, after notice to and approval from the Management Board, revise the Operating Budget and Annual Plan from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant, additional, unanticipated items of expense. Further, after notice to the Management Board, the Manager may reallocate part or all of the amount budgeted with respect to any line item to another line item within the same Department and may make such other modifications to the Operating Budget and Annual Plan as Manager deems necessary, provided that the total amount budgeted for any Department in the Operating Budget and Annual Plan may not be adjusted by more than 5% without approval from the Management Board. The Manager shall provide the Management Board with a revised Operating Budget and Annual Plan on a quarterly basis. The Tribal Parties acknowledge that the Operating Budget and Annual Plan is intended only to be a reasonable estimate of the Businesses’ revenues and expenses for the ensuing Fiscal Year. The Manager shall not be deemed to have made any guarantee concerning projected results contained in the Operating Budget and Annual Plan.
     4.9 Capital Budgets. The Manager shall, not less than sixty (60) calendar days prior to the commencement of each Fiscal Year, submit to the Management Board for its approval a recommended capital budget (the “Capital Budget”) describing the cost, estimated useful life and estimated replacement costs (together with the business purpose for any such replacement or capital expenditure) for the ensuing Fiscal Year, for the physical plant, furnishings, equipment, and ordinary capital replacement items, all of which are defined to be any items, the cost of which is capitalized and depreciated, rather than expensed, using GAAP (“Capital Replacements”) as shall be required to operate the Businesses in accordance with sound business practices. Expenditures for Capital Replacements shall be subject to approval by the Management Board. The Management Board shall meet to discuss the proposed Capital Budget. The Manager shall be responsible for the design and installation of Capital Replacements.

     4.10 Capital Replacements. The Operating Companies shall expend such amounts for any Capital Replacements as shall be required, in the course of the operation of the Businesses, to maintain, at a minimum, the Businesses in compliance with any Legal Requirements and to comply with Manager’s recommended programs for renovation, modernization and improvement intended to keep the Businesses competitive in their market, or to correct any condition of an emergency nature. Such condition of an emergency nature (“Emergency Condition”) shall include without limitation, maintenance, replacements or repairs which require immediate action to preserve and protect the Businesses, assure their continued operation, and/or protect the comfort, health, safety and/or welfare of the Businesses’ guests or Business Employees. In no event, however, shall the Operating Companies be under any obligation to fund Capital Replacements in an aggregate amount greater than its periodic required contributions to the Capital Replacement Reserve described in Section 4.12. Manager may take all steps and make all expenditures from the Disbursement Account described in Section 4.15.3 (in the case of non-capitalized repairs and maintenance), or Capital Replacement Reserve described in Section 4.11 (in the case of expenditures for Capital Replacements) as are reasonably necessary to repair and correct any Emergency Condition, regardless of whether such provisions have been made in the Capital Budget or the Operating Budget and Annual Plan for any such expenditures. Manager shall give notice to the Management Board within a reasonable time of any expenditure in excess of $25,000.00 for any Emergency Condition.
     4.11 Capital Replacement Reserve. Manager shall establish a Capital Replacement Reserve on the books of account of the Operating Companies, and the periodic contributions of cash required by Section 4.12 shall be deposited by the Manager into an account (the “Capital Replacement Reserve”) established in the Enterprise’s name at a bank designated by the Management Board in accordance with Section 4.15.1 hereof. All amounts in the Capital Replacement Reserve shall be invested in interest-bearing investments as approved by Manager and the Management Board to the extent that the availability of funds, when required, is not thereby impaired. Interest earned on amounts deposited in the Capital Replacement Reserve shall be credited to the Capital Replacement Reserve and shall be available for payment of expenditures for Capital Replacements to the Businesses. The Manager shall draw on the Capital Replacement Reserve for Capital Replacements to purchase those items included in the Capital Budget approved by the Management Board or to fund such emergency additions, repairs or replacements as shall be required to correct an Emergency Condition.
     4.12 Periodic Contributions to Capital Replacement Reserve. Within 20 days of the end of each calendar month during the Term, Manager shall make monthly deposits into the Capital Replacement Reserve in amounts equivalent to 2.0% of Gross Revenues (less Promotional Allowances) for such calendar month. If any adjustment of Gross Revenues (or Promotional Allowances) is made as a result of an audit or for other accounting reasons, a corresponding adjustment in the Capital Replacement Reserve deposit shall be made or transferred from the Capital Replacement Reserve to the Disbursement Account, as applicable. In addition, all proceeds from the sale of capital items no longer needed for the operation of the Businesses, and the proceeds of any insurance received in reimbursement for any items previously paid for from the Capital Replacement Reserve, shall be deposited into the Capital Replacement Reserve upon receipt.

     4.13 Use and Allocation of Capital Replacement Reserve. Any expenditures for Capital Replacements which have been budgeted and previously approved may be paid by the Manager from the Capital Replacement Reserve without further review or approval. Any amounts remaining in the Capital Replacement Reserve at the close of any Fiscal Year shall be carried forward and retained in the Capital Replacement Reserve until fully used.
     4.14 Internal Control System. Manager shall operate the Gaming Operations subject to the system of internal controls (the “Internal Control System”) in place as of the Effective Date. The Tribal Gaming Commission shall retain the right to review and approve the Internal Control System and any changes instituted to the Internal Control System. The Tribal Gaming Commission and Manager shall have the right and duty to maintain and police the Internal Control System in order to minimize the potential for any loss of proceeds from the Gaming Operations.
     4.15 Banking and Bank Accounts.
     4.15.1 Bank Accounts. The Management Board shall select a bank or banks for the deposit and maintenance of funds and shall establish in such bank or banks accounts as the Management Board deems appropriate and necessary in the course of business and as consistent with this Agreement (“Bank Accounts”). The sum of money agreed to by the Management Board to be maintained in the Bank Account(s) to serve as working capital for operations of the Operating Companies shall be the responsibility of the Operating Companies to provide and shall include at least all sums needed for the House Bank and all sums needed to accrue for payment of expenses not paid on a monthly basis (the “Minimum Balance”). The Operating Companies will cause irrevocable banking instructions to be executed with regard to each Bank Account to be in effect during the Term in form and substance satisfactory to the Management Board and the Manager, which instructions will allow each of the Manager and the Enterprise to control such Bank Accounts.
     4.15.2 Daily Deposits to Depository Account. Manager shall establish for the benefit of the Operating Companies in the Enterprise’s name a Depository Account. Manager shall collect all gross revenues and other proceeds connected with or arising from the operation of the Businesses, the sale of all products, food and beverage, and all other activities of the Businesses and deposit the related cash into the Depository Account at frequent intervals reasonably determined by the Manager. Manager agrees to obtain a bonded transportation service to effect the safe transportation of the daily receipts to the bank, which expense shall constitute an Operating Expense.
     4.15.3 Disbursement Account. Manager shall establish for the benefit of the Tribe in the Enterprise’s name a Disbursement Account. Manager shall, consistent with and pursuant to the approved annual Operating Budget and Annual Plan, have responsibility and authority for making all payments for Operating Expenses, debt service (subject, however, to Section 4.19), management fees, and disbursements to the Tribe from the Disbursement Account.

     4.15.4 No Cash Disbursements. Manager shall not make any cash disbursements from the Bank Accounts and all payments or disbursements by the Manager from Bank Accounts shall be made by check or wire transfer drawn against a Bank Account.
     4.15.5 Transfers Between Accounts. Manager has the authority to transfer funds from and between the Bank Accounts to the Disbursement Account in order to pay Operating Expenses and to invest funds in accordance with any approved investment policy adopted by the Management Board and approved by Manager and to pay the fees payable to Manager and distributions to the Tribe pursuant to this Agreement.
     4.15.6 Petty Cash Fund. Manager shall establish and maintain for the benefit of and in the name of the Enterprise a petty cash fund, the amounts in which shall be established in conjunction with the establishment of the annual Operating Budget and Annual Plan as an Operating Expense. The petty cash funds shall be used for miscellaneous small expenditures of the Businesses and shall be maintained at the Businesses.
     4.15.7 No Suspension of Transfers Upon Default. Notwithstanding any occurrence or continuation of any breach by or default of this Agreement by any Tribal Party, Manager agrees that, unless it exercises its right to terminate this Agreement in accordance with Section 10.5, it shall make timely transfers from the appropriate accounts of funds to pay (a) Operating Expenses, (b) the Minimum Monthly Guaranteed Payment, (c) payments due on any indebtedness, (d) deposits into the Capital Replacement Reserve in accordance with this Agreement, and (e) any other reserves approved by the Management Board.
     4.16 Insurance. Manager, on behalf of and subject to the approval of the Management Board, shall arrange for, obtain and maintain, or cause its agents to maintain, with responsible insurance carriers, insurance in compliance with the Compact and as satisfactory to Manager and the Management Board covering the Businesses and the operations of the Operating Companies, including coverage of public liability and property loss or damage, naming the Operating Companies as insured parties.
     4.17 Accounting and Books of Account.
     4.17.1 Statements. Manager shall prepare and present to the Management Board on a monthly, quarterly, and annual basis, within 21 days, 45 days and 90 days of the end of such periods, respectively, operating statements of each of the Operating Companies separately and on a combined basis. The operating statements shall comply with all Legal Requirements and shall include an income and expense statement, statement of cash flows (including projections of future cash flows), and balance sheet for each of the Operating Companies separately and on a combined basis. Such statements shall include the Operating Budget and Annual Plan and Capital Budget projections as comparative statements, and which will include comparative statements from the comparable period for the prior year (provided that the Operating Companies provide the Manager with any information needed for Manager to make comparisons against periods prior to the Term). The Manager shall provide such additional information relating to the business, property or financial condition of the Operating Companies or Businesses as the Management Board may request from time to time.
     4.17.2 Books of Account. Manager shall maintain full and accurate books of account at an office at the Businesses (the exact location of which will be subject to approval by the Management Board) and copies of such books of account at Manager’s corporate offices. The Management Board and Tribal Gaming Commission or their designated representatives shall have immediate access to the daily operations of the Operating Companies and shall have the unlimited right to inspect, examine, and copy all such books and supporting business records.
     4.17.3 Accounting Standards. Manager shall maintain the books and records reflecting the operations of the Operating Companies in conformity with GAAP consistently applied and shall adopt and follow the fiscal accounting periods utilized by the Operating Companies. The accounting systems and procedures shall comply with Legal Requirements and, at a minimum, shall:
(i)	include an adequate system of internal accounting controls;

(ii)	permit the preparation of financial statements in accordance with GAAP;

(iii)	be susceptible to audit;

(iv)	permit the calculation and payment of the Management Fee described in Section 6;

(v)	permit the calculation by the Tribe and the NIGC of annual fees payable under 25 C.F.R. Section 514.1; and

(vi)	provide for the allocation of operating expenses or overhead expenses among the Tribe, the Operating Companies, the Manager, and any other user of shared facilities and services (to the extent such parties are responsible for such operating expenses or overhead expenses).
     4.17.4 Annual Audit. An independent certified public accounting firm with at least five (5) years experience auditing casinos of a size similar to that of the Resort selected by the Management Board shall perform an annual audit of the books and records of the Operating Companies and of all contracts for supplies, services or concessions reflecting Operating Expenses. The Tribal Gaming Commission and the NIGC shall also have the right to perform special audits of any of the Operating Companies at any time without restriction. The costs incurred for such audits shall constitute an Operating Expense. Such audits shall be provided by the Tribe to all applicable federal and state agencies, as required by law, and may be used by Manager for reporting purposes under federal and state securities laws, if required.

     4.18 Operating Capital for the Businesses. To the extent not provided from the available cash flow of the Businesses after the requirements of Section 6.1 have been met, the Tribe, and not the Manager, will be responsible for providing operating capital for the operation of the Businesses; provided, however, that the Tribe will have sole discretion in determining whether to provide operating capital for operation of the Businesses and in what amount. The Manager will not be deemed to be in breach of its obligations under this Agreement to the extent performance of such obligations is rendered commercially impracticable by the unavailability of such operating capital. In no event will Manager be required to advance funds to or for the benefit of any of the Tribal Parties (except with respect to the Minimum Guaranteed Monthly Payment as expressly provided in Section 6.1(c)).
     4.19 Tribal Indebtedness. Notwithstanding any other term or provision of this Agreement to the contrary, the Parties agree that the Tribe, and not the Manager, will have sole discretion in determining the amounts of all payments and/or reserves to be made with respect to Tribal Indebtedness at any time, and the Manager will follow the Tribe’s instructions with respect thereto; provided, however, that the Tribe agrees not to cause payments and/or reserves to be made with respect to Tribal Indebtedness in amounts greater than that are required at any time if such pre-payment, acceleration or reserving could reasonably be expected to materially impair the availability of Net Revenues pursuant to Section 6.1(c) for amounts payable to the Manager.
     4.20 Ski Apache. The Parties agree that no Gaming Operations may be conducted at Ski Apache.
5. Indebtedness of the Operating Companies.
     5.1 Financing Agreements. The Tribal Parties represent and warrant to the Manager that, as of the Execution Date, none of the Operating Companies is a debtor or obligor with respect to any indebtedness other than indebtedness under (i) that certain Indenture dated as of November 3, 1993, among the Enterprise as issuer, Casino Apache, Inn of the Mountain Gods, the Travel Center Entity and the Ski Apache Entity, as guarantors, the Tribe, and U.S. Bank National Association, as trustee, and (ii) that certain Master Security Agreement dated as of June 2004 between the Enterprise and Key Equipment Finance, and related documents.
     5.2 Business of the Operating Companies. The Tribal Parties represent and warrant to the Manager that as of the Execution Date, the Operating Companies own no material assets or properties other than the Resort, the Travel Center and Ski Apache, and engage in no business other than the ownership and operation of the Resort, the Travel Center and Ski Apache. The Tribal Parties covenant to the Manager that during the Term, except as consented to by the Manager, the Operating Companies will acquire no other material assets or properties other than the Resort, the Travel Center and Ski Apache, and will engage in no other business than the ownership and operation of the Resort, the Travel Center and Ski Apache.
     5.3 Related Party Indebtedness. The Tribal Parties covenant to the Manager that, during the Term, no Operating Company will incur indebtedness from any Affiliate of or Insider with respect to any Operating Company.

6. Management Fee, Reimbursements, Disbursements, and Other Payments by Manager.
     6.1 Management Fee.
          (a) The Management Fee shall accrue from and after the Effective Date and shall be paid as follows:
     (1) subject to clauses (2) and (3) below and subject to Section 6.3 herein, within 21 days after the end of each calendar month during the Term, the Manager shall receive an amount equal to the greater of (A) the product of (x) 0.20 multiplied by (y) EBITDA for such calendar month minus Base Monthly EBITDA and (B) $60,000.00 (the amount described in this clause (B), the “Minimum Monthly Management Fee”);
     (2) if the Effective Date occurs on a day other than the first day of a calendar month, instead of the amount calculated pursuant to clause (1) above with respect to such month, the Manager shall receive an amount equal to the product of (A) the amount that would have been due to the Manager due with respect to such month pursuant to clause (1) above if the entirety of such month occurred during the Term multiplied by (B) the number of days from and including the Effective Date through and including the last day of such month divided by the number of days of such month; and
     (3) if the last day of the Term occurs on a day other than the last day of a calendar month, instead of the amount calculated pursuant to clause (1) above with respect to such month, the Manager shall receive an amount equal to the product of (A) the amount that would have been due to the Manager due with respect to such month pursuant to clause (1) above if the entirety of such month occurred during the Term multiplied by (B) the number of days from and including the first day of such month through and including the last day of the Term divided by the number of days of such month.
          (b) All amounts payable to the Manager hereunder shall be disbursed by the Manager from the Disbursement Account in accordance with Section 6.2 hereof. All amounts payable pursuant to this section shall be calculated based upon the financial statements delivered to the Management Board pursuant to Section 4.17 hereof.
          (c) Notwithstanding any other provision of this Agreement, the Management Fee, as well as any deferred amounts payable to Manager as provided for in this Agreement, shall be paid only from Net Revenues and only to the extent that (1) the Tribe has received the Minimum Monthly Guaranteed Payment and the Tribal Priority Distribution with respect to the period for which payment would be made under such clauses, (2) the Capital Replacement Reserve contribution has been made with respect to the period for which payment would be made under such clauses, (3) the Tribe’s instructions with respect to payments and/or reserves with respect to Tribal Indebtedness then due have been complied with (in accordance with Section 4.19) and (4) such payment would not cause the Bank Accounts to have a balance less than the Minimum Balance. The Tribe’s right to receipt of the Minimum Monthly Guaranteed

Payments shall be absolute and unconditional (and without limitation of the foregoing, shall have priority over the retirement of any development and construction costs) and not subject to setoff or recoupment by the Manager; provided, however, to the extent that the Manager makes advances in order to make a Minimum Monthly Guaranteed Payment, the principal amount of any such advance, without accrual of interest, may be recouped by the Manager as a deferred payment in accordance with this Section 6.1(c). To the extent that Net Revenues for a month (after the requirements of this Section 6.1(c) are met) are insufficient to pay the Manager amounts that would otherwise be payable for such month, then the amounts that were not available to the Manager in such month but were otherwise payable will be deferred to future months. With respect to any month, any Net Revenues remaining after all amounts owing to the Manager (and not deferred to future months) have been accounted for shall be distributed as directed by the Management Board at the same time the Management Fee is paid, to the extent such payment would not cause the Bank Accounts to have a balance less than the Minimum Balance.
     6.2 Reimbursement of Travel and Other Approved Expenses. The Operating Companies jointly and severally agree that upon the presentation of appropriate invoices, the Operating Companies shall reimburse Manager for (i) reasonable out-of-pocket “coach” class airfare and other travel expenses necessary for Manager to perform its duties hereunder, including without limitation, lodging, meals and rental cars, and (ii) other expenses as agreed by the Management Board from time to time. Any such reimbursements shall be for the amount of the actual cost of the expense, without premium or markup. Manager shall submit an invoice to the Management Board on a monthly basis setting forth the reimbursable expenses incurred by Manager in connection with Manager’s performance of its obligations pursuant to this Agreement. With respect to such reimbursable expenses, the invoice shall include an itemized account of such expenses, together with reasonable and appropriate documentation and receipts verifying the amounts of the expenses. The Operating Companies shall pay the invoices submitted by Manager within 20 days of receipt by the Enterprise. Other than the payment of the Management Fee, payment of amounts deferred in accordance with the provisions of this Agreement, and the reimbursement of expenses pursuant to this Section 6.2, the Operating Companies shall not be liable for the payment or reimbursement of any other fees, charges, or expenses in connection with the tasks performed by Manager under this Agreement.
     6.3 Cap on Payments to Manager. Except as otherwise set forth in this Agreement, charges to and amounts payable by the Operating Companies to the Manager under this Agreement for a calendar month (including, without limitation, deferred amounts) when combined with the Management Fee for a calendar month, shall not exceed thirty percent (30%) of Net Revenues for such month (the “Regulatory Cap”); provided, however, that to the extent that the Regulatory Cap prohibits the Manager’s receipt of amounts that would otherwise be payable in a month, such amounts will be deferred and payable to the Manager in future months (subject to the Regulatory Cap as described in this Section 6.3). Notwithstanding the foregoing, however, upon expiration of the Term, Manager will not be entitled to receive any amounts that, as of the time of such expiration, are still deferred by virtue of the Regulatory Cap.
     6.4 Agreed Ceiling for Repayment of Development and Construction Costs. The Tribal Parties acknowledge and agree that the Businesses are already in existence and there are no plans for expansion that would significantly change the current footprint of the Facilities.

Accordingly, the agreed ceiling for repayment of development and replacement costs is zero. Any changes to the Facilities will be limited to internal renovations, upgrades and similar improvements to the Facilities, unless otherwise agreed by the Management Board. The cost of any such renovations, upgrades and improvements shall be paid by the Enterprise.
7. Intellectual Reservation; Confidentiality.
     7.1 Names of the Businesses. The Resort shall be operated under the name “Inn of the Mountain Gods Resort and Casino,” the Travel Center shall be operated under the name “Casino Apache Travel Center,” and Ski Apache shall be operated under the name “Ski Apache” or, with respect to the foregoing, such other business name or names as may be approved by the Management Board.
     7.2 Marks. All service marks, trademarks, copyrights, trade names, patents or other similar rights or registrations now or hereafter (collectively, the “Marks”) used in connection with the operations of the Operating Companies shall be the property of the Operating Companies. The Manager hereby disclaims any right or interest therein, regardless of any legal protection afforded thereto. The Manager covenants that in the event of termination, cancellation or expiration of this Agreement, whether as a result of a default by a Tribal Party or otherwise, the Manager shall not hold itself out as the manager of any of the Operating Companies, nor will it utilize any Marks or any variant thereof in the name or operation of any property. The Manager shall not use the Marks, or any variation thereof, directly or indirectly, in connection with a private placement or public sale of securities or other comparable means of financing or press releases and other public communications related to the financial performance of the Businesses without the prior written approval of the Management Board, which consent shall not be unreasonably withheld or delayed.
     7.3 Litigation Involving Marks. The Parties agree that, in the event a Tribal Party and/or Manager is or are the subject of any litigation or action brought by any party seeking to restrain the use by a Party of any Mark used for or on or in connection with the Businesses, any such litigation or action shall be defended entirely by the Tribal Parties, notwithstanding the possibility that no Tribal Party is named as a party thereto. The Manager shall not have the right to bring suit against any user of any of the Marks. In all cases, the conduct of any suit, whether brought by a Tribal Party or instituted against a Party shall be under the absolute control of counsel to be nominated and retained by Tribe, notwithstanding the possibility that no Tribal Party is named as a party thereto.
     7.4 Confidentiality. In connection with this Agreement, the Tribal Parties may disclose Tribal Confidential Information to the Manager and the Manager may disclose Manager Confidential Information to the Operating Companies. “Tribal Confidential Information” means information, advice or know-how, whether tangible or intangible and in whatever form or medium and however disclosed, provided or communicated to Manager with respect to the Tribal Parties’ businesses or operations, other than any such information, advice or know-how that (i) is or becomes publicly known or available other than as a result of acts by Manager in violation of this Agreement, (ii) is known to or in the possession of Manager prior to disclosure by the Tribal Parties, (iii) is or becomes available to Manager from third persons that to Manager’s knowledge are not bound by a confidentiality agreement with any of the Tribal Parties prohibiting such disclosure or (iv) is independently created or developed by Manager without the aid, application or use of the Tribal Confidential Information disclosed. “Manager Confidential Information” means information, advice or know-how, whether tangible or intangible and in whatever form or medium and however disclosed, provided or communicated to any of the Tribal Parties with respect to any player tracking or other business management or operations tool, other than any such information, advice or know-how that (i) is or becomes publicly known or available other than as a result of acts by the Tribal Parties in violation of this Agreement, (ii) is known to or in the possession of the Tribal Parties prior to disclosure by Manager, (iii) is or becomes available to the Tribal Parties from third persons that to the Tribal Parties’ knowledge are not bound by a confidentiality agreement with Manager prohibiting such disclosure or (iv) is independently created or developed by the Tribal Parties without the aid, application or use of the Manager Confidential Information disclosed.
     7.4.1 Subject to Section 7.4.4 hereof, each Warner Party agrees that it and its Affiliates will keep Tribal Confidential Information in strict confidence and not disclose Tribal Confidential Information to third parties (except as expressly provided below) and that it will not use Tribal Confidential Information other than for the purpose of performing the obligations of the Manager under this Agreement. The Warner Parties additionally agree that Tribal Confidential Information will be disclosed only to those of Manager’s employees, managers or attorneys (collectively, “Representatives”) who need the Tribal Confidential Information to assist Manager in performing its obligations under this Agreement, are advised of the confidentiality provisions of this Agreement and agree to abide by such provisions. The Warner Parties will be responsible for any violation of the confidentiality provisions of this Agreement by its Representatives to whom Manager has provided or disclosed Tribal Confidential Information. Manager may also disclose Tribal Confidential Information to any party retained by any of the Tribal Parties in connection with the operation of the Businesses and will not be responsible for any disclosure of the Tribal Confidential Information by any such party.
     7.4.2 Subject to Section 7.4.4 hereof, each of the Tribal Parties agrees that it will keep Manager Confidential Information in strict confidence and will not sell or otherwise distribute Manager Confidential Information to third parties. Each of the Tribal Parties will be responsible for any violation of the terms of this Agreement by its employees to whom Manager has provided or disclosed Manager Confidential Information. Without limitation of the foregoing, each of the Tribal Parties agrees that it will not disclose or share the Manager’s Confidential Information with any third party for the purposes of allowing such third party to compete with the Manager or replicate tasks or services to be provided by the Manager hereunder for any party other than the Operating Companies in connection with their ownership and operation of businesses on the Reservation or directly related thereto.
     7.4.3 Notwithstanding anything in this Section 7.4 to the contrary, and subject to all terms and provisions of this Section 7.4.4, the Manager may disclose Tribal Confidential Information and the Tribal Parties may disclose Manager Confidential Information, in each case if necessary to comply with any applicable law, order, regulation, ruling, subpoena or order of a governmental authority or tribunal with competent jurisdiction. If a Tribal Party, on the one hand, or a Warner Party, on the other hand, is so requested or required to disclose any Tribal Confidential Information or Manager Confidential Information, as applicable, such party shall promptly notify the other Parties of such request or requirement prior to disclosure so that such other Parties, may, if they so elect, seek an appropriate protective order or otherwise seek to contest, limit or protect the confidentiality of any such requested or required disclosure.
     7.4.4 No disclosure of Tribal Confidential Information to the Manager will in any way be deemed a license or other grant of proprietary interest in Tribal Confidential Information (except as set forth in any written agreement or written grant by the applicable Tribal Party). No disclosure of Manager Confidential Information to any of the Tribal Parties will in any way be deemed a license or other grant of proprietary interest in Manager Confidential Information (except as set forth in any written agreement or written grant by the Manager).
     7.4.5 By his joining in the execution of this Agreement as provided in the joinder hereto, William W. Warner agrees to all terms and provisions of this Section 7.4 and all subsections hereof, and further agrees to personally perform and be bound by all of the obligations undertaken by Warner and/or the Warner Parties pursuant to this Section 7.4 and all subsections hereof.
     7.4.6 Each Tribal Party and each Warner Party acknowledges and agrees that any breach or threatened breach by such party of its obligations under Section 7.4 hereof will result in irreparable damage and injury to the other Parties hereto and their Affiliates and that the non-breaching Parties will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach thereof, in any federal or state court of competent jurisdiction in New Mexico without the necessity of posting any bond or security (all of which are waived by the Parties hereto), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.
8. Taxes.
     8.1 State and Local Taxes. If the State of New Mexico or any local government attempts to impose any tax, including but not limited to any possessory interest tax, upon any Party or upon the Businesses or the Reservation, then the Enterprise, in the name of the appropriate party or parties in interest, may resist such attempt through legal action. The costs of such action and the compensation of legal counsel shall be an Operating Expense. Any such tax shall constitute an Operating Expense. This Section shall in no manner be construed to imply that any party to this Agreement is liable for any such tax.
     8.2 Tribal Taxes. The Tribe represents and warrants to the Manager that, as of the Execution Date, neither the Tribe nor any agent, agency, affiliate or representative of the Tribe imposes any taxes, fees, assessments, or other charges of any nature whatsoever on the Businesses or on the revenues therefrom other than (a) fees imposed on the Tribe by the NIGC under IGRA which directly relate to the business of the Operating Companies, (b) payments expressly and specifically provided for under this Agreement (e.g. tribal regulatory costs as described in Section 4.6.5) and (c) Existing Taxes.
     8.3 Compliance with Internal Revenue Code. Manager shall comply with all applicable provisions of the Internal Revenue Code. Notwithstanding the foregoing, the Parties acknowledge and agree that the Manager is not responsible for, and will not be required to, file any tax returns of the Operating Companies with any applicable taxing authority.
9. Prohibition of Certain Transactions Between Manager and Members of the Tribe. The Parties agrees that no Member of the Tribal Government shall have a direct or indirect financial interest in Manager. Further, Manager will not (i) employ any member of the Tribe as an employee of the Manager (but this clause (i) is not a restriction on the Manager’s ability to select members of the Tribe to be employees of any of the Operating Companies), (ii) give any material gifts or other items of material value or worth to any member of the Tribe, or (iii) give, sell, or trade any equity or ownership interest in Manager to any member of the Tribe.
10. Grounds for Termination.
     10.1 Termination. This Agreement may be terminated pursuant to the provisions of Sections 4.4.3, 10.2, 10.3, 10.4, 10.5 and 19.7.
     10.2 Voluntary Termination. This Agreement may be terminated upon the mutual written consent and approval of the Parties.
     10.3 Involuntary Termination Due to Changes in Legal Requirements. It is the understanding and intention of the Parties that the establishment and operation of the Businesses shall conform to and comply with all Legal Requirements. If during the term of this Agreement, the Businesses or any material aspect of Gaming Operations is determined by the NIGC or the final judgment of a court of competent jurisdiction to be unlawful under federal or state law, then, provided that the Manager does not elect for this Agreement to continue in accordance with Section 4.4, the obligations of the parties hereto shall cease, and this Agreement shall be of no further force and effect; provided that:
     10.3.1 Manager shall have the rights described in Section 4.4.3 of this Agreement;
     10.3.2 Manager and the Tribe shall retain all money previously paid to them pursuant to Section 6 of this Agreement;
     10.3.3 all amounts due to the Manager through the date of termination shall be paid; and
     10.3.4 the Tribal Parties shall retain their interest in the title (and any lease) to all assets of the Businesses, including all fixtures, supplies and Furnishings and Equipment.
     10.4 Tribal Parties’ Right to Terminate Agreement. The Tribal Parties may terminate this Agreement by written notice to the Manager if:

     10.4.1 Manager fails to pay any amount due to a Tribal Party hereunder when due (or causes a disbursement owing to a Tribal Party under Section 6.1(c) hereunder to not be made), and fails to cure the foregoing within 30 days after written notice thereof;
     10.4.2 Manager is in breach hereunder (other than as set forth in Section 10.4.1 above), and fails to cure such breach within 60 days after written notice of such breach from the Enterprise. Without limitation of the definition of “breach,” it shall be a “breach” with respect to the Manager if:
          (i) William W. Warner ceases to directly or indirectly own a majority of the outstanding equity of Manager entitled to vote for the board of directors (or any other body with the power to direct the management and policies of Manager) or, if no board of directors or other such body exists, entitled to vote to direct the management and policies of Manager; or
          (ii) Manager directly or indirectly (A) consolidates or merges with or into any other entity or (B) sells, assigns, leases, transfers, conveys or otherwise disposes, in one or a series of transactions, of all or substantially all of the assets of Manager to any person or entity, unless (1) with respect to any such consolidation or merger, the Manager is the surviving entity or (2) the entity surviving such consolidation or merger (if Manager is not the surviving entity) or the entity to which such sale, assignment, lease, transfer, conveyance or disposition is made (x) is an entity with respect to which William W. Warner directly or indirectly owns a majority of the outstanding equity entitled to vote for its board of directors (or any other body with the power to direct its management and policies) or, if no board of directors or other such body exists, entitled to vote to direct its management and policies and (y) assumes all of Manager’s obligations under this Agreement pursuant to documentation reasonably satisfactory to the Tribe; or
     10.4.3 William W. Warner is convicted of, or pleads nolo contendere (or a similar plea), to any felony, any crime of moral turpitude or any crime involving any of the Tribal Parties.
In the event of the termination of this Agreement by the Tribal Parties under this Section 10.4, Manager shall not, prospectively from the date of termination, have the right to accrual of its Management Fee, but such termination shall not affect Manager’s rights relating to receipt and reimbursement of amounts under this Agreement that are owing to Manager and unpaid as of such termination. Any Net Revenues accruing through the date of termination shall be distributed in accordance with Section 6 of this Agreement. An election to pursue damages or to pursue specific performance of this Agreement or other equitable remedies (as such specific performance or other equitable remedies are expressly provided for pursuant to Sections 3.9.3 and 7.4.7) while this Agreement remains in effect pursuant to the provisions shall not preclude the Tribal Parties from providing notice of termination pursuant to this Section 10.4. Neither shall termination of this Agreement preclude initiation of an action for damages under the provisions of Section 15.
     10.5 Manager’s Right to Terminate Agreement. Manager may terminate this Agreement by written notice to the Tribal Parties if:

     10.5.1 A Tribal Party fails to pay any amount due to Manager hereunder when due (or causes a disbursement owing to Manager under Section 6.1 hereunder to not be made), and fails to cure the foregoing within thirty (30) days after written notice thereof;
     10.5.2 A Tribal Party is in breach hereunder (other than as set forth in Section 10.5.1 above), and fails to cure such breach within sixty (60) days after written notice of such breach from Manager; or
     10.5.3 Manager has been notified by any regulatory agency (other than a regulatory agency of any Indian tribe) that the performance by it of any obligation imposed by this Agreement will jeopardize the retention of any license, permit or approvals held by Manager or any of its Affiliates in any jurisdiction.
In the event of termination of this Agreement by Manager under this Section 10.5, Manager shall not be required to perform any further services under this Agreement. Manager shall have the right to its Management Fee accruing until the date of termination as provided in Section 6 of this Agreement. An election to pursue damages or to pursue specific performance of this Agreement or other equitable remedies (as such specific performance or other equitable remedies are expressly provided pursuant to Sections 3.9.3, 7.4.7 and 17.3) while this Agreement remains in effect pursuant to the provisions shall not preclude the Manager from providing notice of termination pursuant to this Section 10.5. Neither shall termination of this Agreement preclude initiation of an action for damages under the provisions of Section 17.
     10.6 Enterprise’s Buyout Option. At any time after the second anniversary of the Effective Date, the Tribal Parties may terminate this Agreement upon payment to the Manager in cash an amount equal to present value (using a discount rate equal to the prime rate of the Federal Reserve Bank of San Francisco in effect as of the effective date of such termination) of the Management Fees that would have been paid hereunder during the Term following the date of the exercise of the buyout pursuant to this section had such buyout not occurred assuming that (a) the Term would be for five years, (b) the monthly Management Fee that would have been payable is equal to the average monthly Management Fee earned during the most recently completed 12 full calendar months immediately preceding the exercise of the buyout pursuant to this section and (c) the payment of each such Management Fee would have occurred on the 15th day following the end of each calendar month.
     10.7 Manager’s Early Termination Right. In the event that, for any three consecutive calendar months during the Term, the Manager, by virtue of the availability of Net Revenues and the requirements of Section 6.1(c), fails to receive a fee in an amount equal to or greater than the Minimum Monthly Management Fee, then the Manager may terminate this Agreement by delivery of written notice to the Enterprise, and this Agreement will be terminated ninety (90) days after the delivery of any such written notice. For purposes of this Section 10.7, the Manager will have failed to receive a management fee (or portion thereof) to the extent that disbursement of such fee or portion thereof to the Manager is deferred until some future month or months.
11. Termination and Transition. The following terms and provisions will apply to any termination of this Agreement (whether through expiration of the Term or otherwise):

     11.1 Transition. Manager shall take reasonable steps for the orderly transition of management of the Businesses to the Enterprise or its designee(s) pursuant to a transition plan. If, at least 180 days prior to the expiration of the Term, the Parties have not agreed upon terms of a renewal of the Term or upon a new management agreement, then the Enterprise and Manager shall agree upon a transition plan within 60 days. The transition plan shall be implemented for a reasonable period, but in any event not less than 60 days. With respect to any termination of this Agreement prior to expiration of the Term, the Operating Companies and the Manager will negotiate towards a transition plan in good faith and in a manner that is reasonable in light of the circumstances of such termination. Manager, will, on expiration or termination of this Agreement, provide the Operating Companies with the data related to customers of the Businesses, as such data appears in Manager’s database, and such data shall be provided in machine readable form or written form, at the election of the Operating Companies. This information will be provided to the Operating Companies as of the termination or expiration date of this Agreement. Manager shall be prohibited from using such information for any purpose after termination or expiration of this Agreement.
     11.2 Businesses. The Parties shall retain all money previously paid to them pursuant to Section 6 of this Agreement; and the Tribal Parties shall retain title to all Businesses (including, without limitation, all Facilities, fixtures, improvements, supplies, Furnishings and Equipment, marks, funds and accounts comprising the Businesses), subject to the rights of Manager to its accrued and unpaid Management Fees due under Section 6 of this Agreement.
     11.3 Manager’s Obligations. In connection with the expiration and/or termination of this Agreement, Manager shall:
     11.3.1 deliver possession of the Businesses to the Operating Companies or Operating Companies’ designated agents subject to rights of all parties in possession, in “as is” condition, without recourse or any warranty whatsoever;
     11.3.2 deliver to the Operating Companies all books and records of the Operating Companies and the Businesses; and
     11.3.3 after deducting therefrom any amounts due and payable under this Agreement and not theretofore paid, disburse to the Tribe, no later than twenty-one (21) days after termination or expiration of this Agreement, the balance, if any, remaining in the Bank Account(s).
     11.4 Operating Companies’ Obligations. In connection with the expiration and/or termination of this Agreement, the Operating Companies shall be solely responsible for and paying the costs of:
     11.4.1 assuming and continuing performance under, or terminating, any agreements entered into in connection with the Businesses;
     11.4.2 all Business Employees (except for any Business Employees who are employees of the Manager or any Affiliate of the Manager), including the payment of any severance or other termination benefits in connection with the termination of any such employees; and

     11.4.3 cooperating with Manager (and any of Manager’s suppliers or vendors, as applicable) to permit the removal of any proprietary system owned or licensed solely to Manager or Manager’s Affiliates at the Businesses, provided, however, that such equipment shall be removed from the Facilities by Manager within ten (10) business days after termination or expiration or this Agreement and provided further that the Tribal Parties shall not be responsible for any damage to such equipment caused by such removal (except to the extent of the negligence or intentional misconduct of a Tribal Party).
12. Consents and Approvals.
     12.1 Tribal Parties. Where approval or consent or other action of the Tribal Parties is required, such approval shall mean the written approval of the Tribal Council evidenced by a resolution thereof, certified by a Tribal official as having been duly adopted, or such other person or entity designated by resolution of the Tribal Council.
     12.2 Manager. Where approval or consent or other action of Manager is required, such approval shall mean the written approval of the Managing Officer, who shall be provided with all requisite corporate authority to act on behalf of Manager.
13. Parties in Interest in Manager.
     13.1 Shareholders and Directors. Manager represents and warrants that on the date of this Agreement, all Parties in Interest in Manager and all of its Affiliates, managers, officers, directors and members have been disclosed to the Tribe. As used herein, the phrase “Parties in Interest” shall mean any person or entity with a financial interest in, or having management responsibility for this Agreement or for which background investigations are required by 25 C.F.R. Part 537, and any amendments thereto.
     Manager represents and warrants that no officer, director or individual owner of 5% or more of the equity interests of Manager or any affiliate of Manager has been arrested, indicted for, convicted of, or pleaded nolo contendere (or any similar plea) to any felony or any gaming offense or had any association with individuals or entities known to be connected to organized crime.
     13.2 Covenants. Manager agrees that all of its managers and any individual owner of five percent (5%) or more of the membership interests or equity interests of Manager, shall:
     (a) consent to background investigations to be conducted by the Tribal Gaming Commission, the State, the Federal Bureau of Investigation (the “FBI”) or any law enforcement authority to the extent required by the IGRA and the Compact;
     (b) be subject to licensing requirements in accordance with the Gaming Ordinance and this Agreement;
     (c) consent to a background, criminal and credit investigation to be conducted by or for the NIGC, if required;

     (d) consent to a financial and credit investigation to be conducted by a credit reporting or investigation agency at the request of the Tribal Gaming Commission;
     (e) cooperate fully with such investigations; and
     (f) disclose any information requested by the Tribal Gaming Commission which would facilitate the background and financial investigation.
Any materially false or deceptive disclosures or failure to cooperate fully with such investigations by an employee of Manager shall result in the immediate dismissal of such employee. The results of any such investigation may be disclosed by the Tribe to federal officials and to such other regulatory authorities as required by law.
     13.3 Compliance with Licensing Requirements. Manager agrees that whenever there is a change in the direct or indirect ownership interest of Manager, Manager shall notify the Management Board and the NIGC of such change not later than ten (10) business days following the change or within ten (10) business days after Manager becomes aware of such change. In accordance with 25 C.F.R. § 537.2, Manager shall submit to the NIGC the background information required in 25 C.F.R. § 537.1. Any such change in the ownership interest of Manager shall not be effective until such time as the NIGC and the Tribe have each completed any applicable background investigation and approval of the proposed transferee(s). The Parties agree that such a change in ownership interest does not constitute an amendment of this Agreement and that NIGC approval is only required if a new individual or entity acquires an ownership interest in Manager. NIGC approval will not be required if the change in ownership interest pertains to an existing individual or entity terminating or withdrawing its ownership interest in Manager.
14. No Present Lien, Lease or Joint Venture. The Parties agree and expressly warrant that this Agreement is not a mortgage or lease and, consequently, does not convey any present interest whatsoever in the Facilities or the Businesses. The Parties further agree and acknowledge that it is not their intent, and that this Agreement shall not be construed, to create a joint venture between the Tribal Parties and Manager; rather, Manager shall be deemed to be an independent contractor for all purposes hereunder.
15. Indemnification; Limitation of Liability.
     15.1 The Operating Companies shall indemnify and hold Manager, its members, principals, officers and employees, and the Affiliates of all of them (the “Indemnitee Parties”), harmless from and against any and all claims, liabilities, damages, losses, costs or expenses (including costs and expenses incurred in defending against the foregoing, “Losses”) incurred by or sustained by any such Indemnitee Party arising out of or as a result of the Manager’s entering into this Agreement or performing its obligations hereunder, except to the extent of Losses caused by the negligence or intentional misconduct of the Manager. Without limitation of the foregoing, the Losses covered by the indemnification pursuant to this Section 15.1 will include Losses relating to or arising out of the management or operation of the Businesses prior to the date hereof (except to the extent of Losses caused by the Manager’s negligence or intentional misconduct in connection with the Manager’s performance as the “Consultant” pursuant to that certain Consulting Agreement dated as of February 10, 2009 by and among the Parties.)
     15.2 The Manager shall indemnify and hold the Tribal Parties and their directors, officers and employees harmless from and against any and all Losses resulting from the willful or criminal misconduct of the Manager in connection with the Manager’s performance of this Agreement.
     15.3 To the extent any Loss is covered by insurance proceeds actually paid but not otherwise, Manager, on the one hand, and the Tribal Parties, on the other hand, each waive, release and discharge the other from all Losses which each may have or acquire against the other, or against each other’s principals, directors, officers, employees or agents, with respect to any claims for any Losses incurred or sustained by either of them on account of damage to their respective property (but not as to personal injury or property damage suffered by third parties) arising out of the ownership, management, operation and maintenance of the Facilities, regardless whether any such claim or demand may arise because of the fault or negligence of the other Party or its principals, directors, officers, employees or agents. Each policy of fire and property damage insurance shall contain a specific waiver of subrogation reflecting the provisions of this Section 15.3, or a provision to the effect that the existence of the preceding waiver shall not affect the validity of any such policy or the obligation of the insurer to pay the full amount of any loss sustained.
     15.4 NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY PUNITIVE, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES.
16. Choice of Law. This Agreement shall be subject to and construed in accordance with the internal laws of the State of New Mexico (except its choice of law rules) and not by the laws of the Tribe; provided, however, that nothing in the foregoing will be deemed to excuse the Parties’ obligations to comply with Legal Requirements as provided for in this Agreement (including, without limitation, Legal Requirements of the Tribe). The provisions of this Section are irrevocable and may not be rescinded, revoked or amended without the prior written consent of the parties hereto.
17. Limited Waiver of Sovereign Immunity; Dispute Resolution.
     17.1 The Tribe, for itself and on behalf of the Operating Companies, hereby waives its sovereign immunity from unconsented suit or other legal proceedings, whether such suit or proceedings be brought in law or in equity, or proceedings in arbitration, solely to permit the commencement and maintenance of any action by Manager to interpret or enforce the terms of this Agreement and to enforce and execute any order, judgment or ruling resulting therefrom against all revenues and assets of the Operating Companies (other than real property held in trust by the United States and other property restricted as to alienation by the laws of the United States).
     17.2 With respect to any suit or other proceeding as to which sovereign immunity is waived under the preceding subsection 17.1, each of the Tribal Parties expressly and unequivocally consents and submits to the jurisdiction of the United States District Court for the District of New Mexico, the Twelfth Judicial District Court in and for Otero County, New Mexico, and all courts to which appeals therefrom are available, and enforcement of any judgment of such court or, in the event that such courts decline jurisdiction, for arbitration proceedings brought before the American Arbitration Association under the Commercial Arbitration Rules of the American Arbitration Association, to:
     (a) order performance or compliance with any of the provisions of this Agreement, order the Operating Companies to perform or comply with any of the provisions of this Agreement, order amounts payable under this Agreement to be paid in accordance with the terms hereof or thereof, whether such order or award is the product of litigation, or arbitration, provided that any damage award (in addition to such amounts payable) is limited to actual damages and shall not include punitive, consequential, incidental, special or indirect damages;
     (b) determine whether any consent or approval of the Operating Companies has been improperly granted; and
     (c) enforce any judgment prohibiting the Operating Companies from taking any action, or mandating or obligating the Tribal Parties to take any action.
     Each of the Tribal Parties expressly waives any right it may otherwise have to require any foregoing matter to be considered or heard first in any tribal court of the Tribe or tribal administrative tribunal, now or hereafter existing, whether because of the doctrine of exhaustion of tribal remedies or as a matter of comity or abstention.
     17.3 The Tribal Parties acknowledge and agree that this Agreement has not been entered into on Indian lands or on lands that could be defined as “Indian Country” pursuant to federal statutes or case law, but rather outside the territorial boundaries of the Tribe, and that substantially all of the negotiations regarding this Agreement, and the execution and delivery of this Agreement have not occurred on Indian lands or lands which could be defined as “Indian Country” pursuant to federal statutes or case law, but have occurred outside the territorial boundaries of the Tribe. The Tribal Parties understand that the foregoing acknowledgments are offered as an inducement to Manager to enter into this Agreement and to perform the obligations of the Manager hereunder, which acknowledgment is and will be material to the decision of Manager to enter into this Agreement, and without which Manager would not enter into this Agreement.
     Each of the Tribal Parties agrees not to revoke, in whole or in part, the limited waiver of sovereign immunity hereunder or in any way to attempt to revoke, in whole or in part, such limited waiver of sovereign immunity. In the event of any such revocation or attempted revocation, the parties hereto expressly recognize and agree that there remains no adequate remedy at law available to Manager. Manager will be irreparably injured upon any revocation or attempted revocation of the limited waiver of sovereign immunity hereunder and each of the Tribal Parties consents to the entry of appropriate injunctive relief, consistent with the terms and conditions of this Agreement. In the event of any attempted revocation or revocation of the limited waiver of sovereign immunity granted in this Agreement, Manager may immediately seek judicial injunctive relief as provided without first complying with any of the prerequisites contained in this Agreement to the limited waiver of sovereign immunity granted there. Any action seeking injunctive relief shall be brought in a federal or state court of competent jurisdiction, and each of the Tribal Parties expressly consents to the jurisdiction of, and agrees to be bound by any order or judgment of such court, and any federal or state court with appellate jurisdiction thereover.
     17.4 If, and only if, a dispute arises between Manager, on the one hand, and any of the Tribal Parties, on the other hand, over a matter for which the Tribe has provided a limited waiver of sovereign immunity (the “Dispute”), and neither a federal or state court of competent jurisdiction can or is willing to hear the Dispute, then any Party hereto may request binding arbitration of the Dispute. To initiate binding arbitration of a Dispute, a Party shall notify the other Parties in writing. The Dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and subject to the laws of the State concerning arbitration, and judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction pursuant to the laws of the State concerning arbitration. Further:
     (a) Any Party hereto, before or during any arbitration, may apply to a court having jurisdiction for a temporary restraining order or preliminary injunction where such relief is necessary to protect its interests pending completion of the dispute resolution proceedings.
     (b) In the event of arbitration, the prevailing party(ies) shall be entitled to all of its costs, including reasonable attorneys’ fees, from the nonprevailing party(ies).
     (c) The arbitration shall take place at a location within the State agreed upon by the Parties hereto. The arbitrator shall render an award within 45 days from the conclusion of the arbitration.
     17.5 This limited waiver of sovereign immunity shall be effective for the duration of this Agreement and for a period of three (3) years beginning immediately upon its termination by any means provided for herein.
18. Non-Impairment. None of the Tribal Parties nor any of their Affiliates will: (a) adopt, enact, promulgate or otherwise place into effect any law or legal requirement that impairs or interferes, or could impair or interfere, in any manner, with any right, remedy or obligation of Manager under this Agreement or (b) demand, impose or receive any tax, charge, assessment, fee or other imposition or impose any regulatory or licensing requirement against Manager or its successors based solely upon the rights, benefits, duties and obligations of the Parties under this Agreement. The Tribal Parties represent and warrant that (a) their acceptance of this Agreement complies with all tribal laws, rules, regulations and ordinances and (b) Manager’s obligations are solely as set forth in this Agreement and tribal law does not place any other obligations on Manager.
19. General Provisions.

     19.1 Notice. Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified mail, postage prepaid, return receipt requested, or by overnight mail or courier service addressed to the respective addresses of the applicable parties or at such other addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon receipt by the party to which notice is given.
If to any Tribal Party:
     Inn of the Mountain Gods Resort and Casino
     286 Carrizo Canyon Road
     P.O. Box 269
     Mescalero, NM 88340-0269
     Attention: Chief Operating Officer
     -with a copy to-
     Mescalero Apache Tribe
     P.O. Box 227
     Mescalero, NM 88340-0227
     Attention: Tribal President
     -with an additional copy to-
     John D. Wheeler
     John D. Wheeler & Associates, P.C.
     P.O. Box 1810
     Alamogordo, NM 88311-1810
THE TRIBAL PARTIES ACKNOWLEDGE AND AGREE THAT WRITTEN NOTICE PROVIDED IN ACCORDANCE WITH THE FOREGOING WILL BE EFFECTIVE AS TO ALL TRIBAL PARTIES.
If to Manager:
     WG-IMG, LLC
     c/o Warner Gaming, LLC
     2300 West Sahara Avenue
     Suite 560
     Box 5
     Las Vegas, NV 89102
     Attention: William W. Warner
     -with an additional copy to-
     Jones Vargas
     3773 Howard Hughes Parkway
     Third Floor South
     Las Vegas, NV 89169

     Attention: Robert E. Bruce
      19.2 Representations and Warranties as to Authority and Other Matters.
     19.2.1 Each of the Tribal Parties represents and warrants to Manager, and Manager represents and warrants to each of the Tribal Parties, as follows:
     (a) such entity has the full legal right, power and authority and has taken all action necessary to enter into this Agreement, to perform its obligations hereunder, and to consummate all other transactions contemplated hereby;
     (b) the person executing and delivering this Agreement is duly authorized to execute and deliver this Agreement on behalf of such entity;
     (c) this Agreement has been duly executed and delivered by such entity and constitutes a valid and binding obligation of such entity, enforceable against such entity in accordance with its terms; and
     (d) the execution and delivery of this Agreement, the performance by such entity of its obligations hereunder, and the consummation by such entity of the transactions contemplated hereby will not violate any contract or agreement to which such entity or any of its affiliates is a party or any law, regulation, rule or ordinance or any order, judgment or decree of any federal, state, tribal or local court or require any regulatory approval beyond those contemplated herein.
     19.2.2 By his joining in the execution of this Agreement as provided in the joinder hereto, William W. Warner hereby represents and warrants to the Tribal Parties that the execution and delivery of this Agreement and the performance of his obligations hereunder will not violate any contract or agreement to which he is a party or any order, judgment or decree of any federal, state, tribal or local court.
     19.3 Relationship. No Party shall be construed as a joint venturer or partner of another Party hereto other by reason of this Agreement and, except as expressly set forth otherwise in this Agreement, no Party shall have the power to bind or obligate any other Party by virtue of this Agreement.

     19.4 Defense.
     19.4.1 Each Party shall notify each the other Parties hereto within five (5) business days of becoming aware of any legal claim which may be brought by a third party arising out of the operation of the Businesses or the subject matter of this Agreement. The Parties agree that the Tribe shall defend any litigation or action brought by any party for a claim in connection with the Businesses or the subject matter of this Agreement (except for any disputes by and among the Parties hereto, which will be subject to the dispute resolution procedures of Section 15 of this Agreement) notwithstanding that Tribe may not be named as a party thereto; provided, however, that the Manager, at the Manager’s expense may engage separate legal counsel to represent its interest with respect to any such litigation or claim.
     19.4.2 All liabilities, costs and expenses, including reasonable attorneys’ fees and disbursements incurred in defending and/or settling any such claim or legal action which are not covered by insurance (regardless of whether payment has been made under such insurance) shall be an Operating Expense. Nothing contained herein is a grant to Manager of the right to waive the Tribal Parties’ sovereign immunity, which right is strictly reserved to the Tribe. Any settlement of a third party claim or cause of action shall require the approval of the Management Board.
     19.5 Waivers. No failure or delay by Manager or any Tribal Party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term, or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof.
     19.6 Captions; Section References. The captions for each Section and Subsection are intended for convenience only. Unless expressly indicated otherwise, references in this Agreement to “Sections” and “Articles” are references to sections of and articles of this Agreement.
     19.7 Severability. If any of the terms or provisions hereof shall be held invalid or unenforceable, such terms or provisions will be deemed reformed (without requirement of the execution of an amendment by the Parties hereto) to the extent required for such term or provision to be held valid or enforceable, as applicable; and further, no such invalidity or unenforceability shall affect any of the other terms or provisions hereof. Notwithstanding the foregoing, however, if any material part of a Party’s rights under this Agreement shall be declared invalid or unenforceable (including without limitation Manager’s right to receive its Management Fees) the party whose rights have been declared invalid or unenforceable shall have the option to terminate this Agreement upon thirty (30) days written notice to the other party, without liability on the part of the terminating party. Any termination pursuant to this Section 19.7 shall be subject to Section 10.3 hereof.

     19.8 Interest. Except for advances of the Minimum Guaranteed Monthly Payment pursuant to Section 6.1(c), any deferred amounts payable to Manager under this Agreement shall accrue interest at a rate of 1.0% per month.
     19.9 Third Party Beneficiaries. This Agreement is exclusively for the benefit of the Parties hereto and it may not be enforced by any party other than the Parties to this Agreement and the Indemnitee Parties under Section 15.1 and shall not give rise to liability to any third party other than the authorized successors and assigns of the parties hereto as such are authorized by this Agreement.
     19.10 Brokerage. Each Party and the Tribe represents and warrants to each other Party hereto that, except with respect to the Tribal Parties’ engagement of financial institutions to assist in procuring management services for the Businesses, it has not sought the services of a broker, finder or agent in this transaction, and neither has employed, nor authorized, any other person to act in such capacity. Each Party and the Tribe hereby agrees to indemnify and hold the other Parties hereto harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys’ fees) suffered or incurred by the other Party as a result of a claim brought by a person or entity engaged or claiming to be engaged as a finder, broker or agent by the indemnifying Party. Any claim for indemnification arising hereunder shall be subject to the dispute resolution provisions of Section 17.
     19.11 Survival of Provisions. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement (including, without limitation, the provisions of Article 11 and Article 15), shall survive any such termination.
     19.12 Periods of Time. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the Tribe, the State, or the United States, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.
     19.13 Successors, Assigns, and Subcontracting. Except as expressly provided otherwise herein, none of the Parties hereto may assign or subcontract its rights, responsibilities or duties under this Agreement. Notwithstanding anything in the foregoing to the contrary, the rights, responsibilities and duties under this Agreement of the Enterprise, Travel Center Entity and the Ski Apache Entity may be assigned to another entity or entities that are chartered by the Tribe to conduct the business of the Businesses, and are wholly owned (indirectly or directly) by the Tribe, subject to all Legal Requirements; provided that each and every such assignee assumes in writing the obligations of the assignor hereunder; and further provided, that no such assignment may be made to the extent that, because of the suitability of the proposed assignee or assignees, this Agreement may be terminated, or the scope of Gaming at the Businesses (or other benefits to the Manager under this Agreement) would be materially diminished by virtue of such assignment. Any assignment or purported assignment made in violation of the foregoing will be void. Contracts entered into by the Manager on behalf of an Operating Company (as expressly provided for in this Agreement) will not be deemed to be “subcontracting” for purposes of this Section 19.13. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     19.14 Time is of the Essence. Time is of the essence in the performance of this Agreement.
     19.15 Patron Dispute Resolution. Patron disputes concerning play which cannot be resolved on an informal basis shall be addressed and resolved in accordance with the Compact, the Tribal Gaming Ordinance, and the regulations promulgated thereunder.
     19.16 Amendments. No amendment or modification of any provision of this Agreement shall be effective unless the same shall be in writing signed by the Manager, on the one hand, and the Enterprise, on the other hand, and approved by the Chairman of the NIGC. The Tribal Parties agree that any amendment or modification of any provision of this Agreement duly executed and delivered by the Enterprise will be effective and sufficient to bind the Tribal Parties to such amendment or modification (subject to the approval of the Chairman of the NIGC as provided in the previous sentence).
     19.17 Estoppel Certificate. The Manager and the Tribal Parties agree to furnish to the other, from time to time upon request, an estoppel certificate in such reasonable form as the requesting party may request stating whether there have been any defaults under this Agreement known to the party furnishing the estoppel certificate and such other information relating to the Manager or the Tribal Parties as may be reasonably requested.
     19.18 Entire Agreement. This Agreement (including all joinders hereto) constitute the entire understanding and agreement of the Parties hereto with respect to the Businesses (including, without limitation, all Gaming Operations) and supersede all other prior agreements and understandings, written or oral, between the parties with respect thereto.
     19.19 Government Savings Clause. Each of the Parties agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by the State, the United States Department of the Interior, BIA, the NIGC, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the parties hereto to the fullest extent permitted by law; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the Tribal Parties or Manager under this Agreement or any other agreement or document related hereto.
     19.20 Preparation of Agreement. This Agreement was drafted and entered into after careful review and upon the advice of competent counsel for the Parties hereto; it shall not be construed more strongly for or against any Party.
     19.21 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     19.22 Joint and Several Obligations. The Operating Companies agree and acknowledge that all obligations expressly undertaken by the Operating Companies collectively pursuant to this Agreement constitute the joint and several obligations of all Operating Companies. The Tribal Parties agree and acknowledge that all obligations expressly undertaken by the Tribal

Parties collectively pursuant to this Agreement constitute the joint and several obligations of all Tribal Parties. The Warner Parties agree and acknowledge that all obligations expressly undertaken by the Warner Parties collectively pursuant to this Agreement constitute the joint and several obligations of all Warner Parties.
[signature page follows]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Execution Date.

Manager:		Operating Companies:

WG-IMG, LLC		INN OF THE MOUNTAIN GODS RESORT AND CASINO

By:	WARNER GAMING, LLC, its sole member

		By:	/s/ Carleton Naiche-Palmer

By:	/s/ William W. Warner		Name: Carleton Naiche-Palmer

	Name: William W. Warner		Title: Chief Executive Officer and
	Title: Manager		Management Board Chairperson

CASINO APACHE TRAVEL CENTER

		By:	/s/ Carleton Naiche-Palmer

Name: Carleton Naiche-Palmer
Title: Chief Executive Officer

SKI APACHE

		By:	/s/ Carleton Naiche-Palmer

Name: Carleton Naiche-Palmer Title: Chief Executive Officer
Attachments and Exhibits
Joinder by the William W. Warner
Joinder by the Tribe
Exhibit A    Employee Grievance Procedure

JOINDER BY WILLIAM W. WARNER
     The undersigned WILLIAM W. WARNER hereby joins in the execution of the foregoing Agreement for the sole purposes of:
     (1) agreeing to personally perform and be bound by all of the obligations expressly undertaken by Warner and/or the Warner Parties pursuant to Section 3.9 and all subsections thereof; provided, that nothing in Section 3.9.2 will prohibit the undersigned William W. Warner from acquiring or holding any publicly held security in a business entity provided that the total holdings owned or controlled by William W. Warner comprise less than five percent (5%) of all of the issued and outstanding equity in such entity;
     (2) agreeing to personally perform and be bound by all of the obligations expressly undertaken by Warner and/or the Warner Parties pursuant to Section 7.4 and all subsections thereof;
     (3) personally making the representations and warranties set forth in Section 19.2.2; and
     (4) agreeing to the provisions of Sections 15, 16, and 17 and to the application of such provisions in connection with the obligations undertaken by the undersigned pursuant to this Joinder.
     THE UNDERSIGNED JOINS IN THE EXECUTION OF THIS AGREEMENT SOLELY FOR THE PURPOSES EXPRESSLY STATED UNDER THE HEADING “JOINDER BY WILLIAM W. WARNER” AND FOR NO OTHER PURPOSES, AND UNDERTAKES NO LIABILITY OR OBLIGATIONS IN CONNECTION WITH THIS AGREEMENT OTHER THAN AS EXPRESSLY PROVIDED UNDER THE HEADING “JOINDER BY WILLIAM W. WARNER.”

/s/ William W. Warner
WILLIAM W. WARNER

JOINDER BY THE TRIBE
     The undersigned MESCALERO APACHE TRIBE hereby joins in the execution of the foregoing Agreement for the sole purposes of:
     (1) agreeing to perform and be bound by all of the agreements, representations and warranties, covenants and obligations expressly undertaken by the Tribe and/or the Tribal Parties pursuant to the foregoing Agreement; and
     (2) agreeing to the provisions of Sections 15, 16, and 17 and to the application of such provisions in connection with the obligations undertaken by the undersigned pursuant to this Joinder.
     THE UNDERSIGNED JOINS IN THE EXECUTION OF THIS AGREEMENT SOLELY FOR THE PURPOSES EXPRESSLY STATED UNDER THE HEADING “JOINDER BY THE TRIBE” AND FOR NO OTHER PURPOSES, AND UNDERTAKES NO LIABILITY OR OBLIGATIONS IN CONNECTION WITH THIS AGREEMENT OTHER THAN AS EXPRESSLY PROVIDED UNDER THE HEADING “JOINDER BY THE TRIBE.”

MESCALERO APACHE TRIBE

By:	/s/ Carleton Naiche-Palmer
	Name:	Carleton Naiche-Palmer
	Title:	President

Exhibit “A”
Employee Grievance Procedure
     Any Business Employee who is terminated for reasons other than positive drug test results or failure to complete the 90-day post-hire introductory period may ask for a reconsideration of the termination.
Reconsideration Process:
1.	The terminated Business Employee must, no later than five (5) business days after the termination, submit an appeal letter to the Team Member Relations group within the human resources department requesting that the termination be reconsidered.

2.	The terminated Business Employee’s appeal will be heard by a committee (a “Termination Appeal Committee”) and a recommendation to uphold or overturn the termination will be rendered. Each Termination Appeal Committee will be comprised of five (5) Business Employees, chaired by a Business Employee who serves in some supervisory or managerial capacity, but who does not have direct or indirect supervisory oversight of the terminated Business Employee, and appointed by the human resources department from among a pool of eligible Business Employees identified by the Chief Operating Officer. To be eligible to serve on a Termination Appeal Committee, a Business Employee, at the time, must: (a) have completed his or her 90-day post-hire introductory period; (b) not be subject to currently on-going probation, suspension or other act of discipline; and (c) must not be related to the terminated Business Employee (meaning not a spouse, child, foster child, parent, foster parent, grandparent, grandchild, sibling, aunt, uncle, direct relative by marriage (step or in-law) or living as a household member with the terminated Business Employee).

3.	Within five (5) business days after an appeal is submitted to it, the Termination Appeal Committee will send written notice of the committee’s recommendation to the human resources department and the Chief Operating Officer.

4.	The Chief Operating Officer, in all cases, may affirm, modify or reverse the recommendation of the Termination Appeal Committee, and the decision of the Chief Operating Officer will be final and non-appealable (except as set forth in No. 5 below). The Chief Operating Officer will send written notice of his/her decision to the terminated Business Employee and the department manager of the terminated Business Employee.

5.	Notwithstanding No. 4 above, members of the Tribe and Affiliates (as defined in Section 17-9-1(B) of the Mescalero Apache Tribal Code, or any successor provision thereto), but no other Business Employees, will have the right to appeal a decision of the Chief Operating Officer in connection with No. 4 above to the President of the Tribe, and then to the Tribal Council, in accordance with Section N of the Tribe’s Personnel Policies and Procedures Manual. Such an appeal must be made in writing within ten (10) calendar days after the Chief Operating Officer has delivered written notice of his/her decision in accordance with No. 4 above.

A-1